UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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PROS HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

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NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS
DATE        Friday, May 11, 2018

TIME        8:00 a.m., Central Daylight Time

PLACE    3100 Main Street, 9th Floor, Houston, Texas 77002, +1 (713) 335-5151

AGENDA

1
Elect three Class II directors named in the Proxy Statement to the board of directors of of PROS Holdings, Inc. (Board of Directors or Board) each to serve a three-year term until our annual meeting of our stockholders to be held in the year 2021 (2021 Annual Meeting);

2	Advisory vote on named executive officer compensation;
3	Ratification of appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018; and
4	Transaction of other business that may properly come before the Annual Meeting.

RECORD DATE
Only stockholders of record at the close of business on March 16, 2018 (Record Date) will be entitled to receive notice of, and to vote at, the 2018 annual meeting of our stockholders (Annual Meeting).

MATERIALS TO REVIEW
We are mailing to our stockholders a Notice of Internet Availability of Proxy Materials (Notice), instead of a paper copy of this proxy statement (Proxy Statement) and our Annual Report to Stockholders for the Year Ended December 31, 2017 (2017 Annual Report). The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this Proxy Statement, our 2017 Annual Report and a form of proxy card or voting instruction card.

PROXY VOTING

Please vote your shares promptly to ensure the presence of a quorum at the meeting. Voting your shares now via the Internet, by telephone, or by signing, dating, and returning the accompanying proxy card or voting instruction form will save the expenses and extra work of additional solicitation. If you wish to vote by mail, we have enclosed an addressed envelope, postage prepaid if mailed in the United States. Submitting your proxy now will not prevent you from voting your shares at the meeting, as your proxy is revocable at your option.
By Order of the Board of Directors,

/s/ Damian Olthoff
Damian Olthoff
General Counsel and Secretary
Houston, Texas
March 30, 2018

EXECUTIVE SUMMARY

This summary highlights selected information for PROS Holdings, Inc. (together with its consolidated subsidiaries, PROS, the Company, we, us or our) in this Proxy Statement. You should read this entire Proxy Statement carefully before voting.

Voting Matters

Proposal	Board Vote Recommendation	Page #
Elect three Class II directors	FOR each director nominee	21
Advisory vote on executive compensation	FOR	44
Ratification of appointment of PricewaterhouseCoopers LLP for fiscal year 2018	FOR	51

Governance Highlights

Board Practices		Shareholder Matters
✓	All director nominees independent	✓	Active shareholder outreach program
✓	Independent non-executive chairman	✓
Engage with shareholders throughout each year, including at earnings conference calls, investor road shows, investor days, as well as at individual shareholder meetings. We also welcome shareholders to attend our annual OutPerform event for customers and prospects.

✓	Independent Audit, Compensation and Leadership Development and Nominating and Corporate Governance Committees of the Board of Directors (Committees)
✓	Regular executive sessions of non-employee and independent directors. Our non-executive chairman of the Board of Directors presides at executive sessions.	✓	Annual “Say-on-Pay” advisory vote
Other Best Practices
✓	Annual Board and Committee evaluations	✓	Anti-hedging, anti-short and anti-pledging policies
✓	Regularly attend continuing education events related to board governance best practices, including conferences and webinars provided by NYSE, NACD, Equilar, among others.	✓	Stock ownership guidelines for named executive officers (NEOs)
		✓	“Clawback” policy to recover, under applicable law, incentive bonuses awarded to any NEO as a result of that NEO’s fraud or intentional misconduct.
✓	Risk oversight by full Board of Directors and Committees	✓	Director resignation policy requires director nominees who do not receive at least 50% of the stockholder votes “for” re-election to tender their resignation.
✓	33% women and 50% under age 60

Business Highlights

In 2017, PROS reached several key milestones in our cloud transformation efforts, while continuing to enable our customers to leverage our dynamic pricing and machine learning solutions to help them compete in modern commerce. In 2017, we returned to year-over-year revenue growth, and in the fourth quarter of 2017, our subscription revenue exceeded maintenance revenue for the first time and we once again generated positive free cash flow1.

The following highlights some of our accomplishments in 2017:

•	Drove substantial growth:

◦	Annualized recurring revenue (ARR)[2] was $160.6 million as of December 31, 2017, up 31% year-over-year;

◦	Subscription revenue increased 59% in 2017 over 2016; and

◦	Total shareholder return grew 23% during 2017, and cumulatively grew 55% from the end of 2016 through March 16, 2018.

•
Extended PROS modern commerce leadership position in the travel industry by introducing shopping, pricing and merchandising solutions through the acquisition of Vayant Travel Technologies, Inc. (Vayant);

•
Built our infrastructure to enable further growth by releasing numerous new innovations enabling modern commerce, including the introduction of Opportunity Detection, which helps uncover trends in buying behavior and identifies new sales opportunities, the release of Monet™, PROS artificial intelligence analyst that delivers data science-driven insights in PROS solutions, and the launch of PROS next-generation Guidance solution, which provides customers with an unprecedented level of transparency and self-service capabilities in the PROS cloud;

•
Attained ISO/IEC 27001: 2013 certification, underscoring our commitment to customers by achieving the industry’s most rigorous requirements for cloud security, data privacy, governance, and compliance; and

•	Strengthened our balance sheet by completing a private offering of convertible senior notes due in 2047 with an aggregate principal amount of $106.3 million at maturity.

(1)
Free cash flow (FCF) is defined as net cash provided by (used in) operating activities, less additions to property, plant and equipment, purchases of other (non-acquisition-related) intangible assets and capitalized internal-use software development costs. For a reconciliation of this non-GAAP financial measure to our results as reported under the generally accepted accounting principles in the United States (GAAP), see Exhibit 99.1 to our Current Report on Form 8-K furnished to the Securities and Exchange Commission (SEC) on February 6, 2018, which Current Report and the exhibit thereto are hereby incorporated by reference in this Proxy Statement.

(2)
ARR is used to assess the trajectory of our cloud business. ARR means, as of a specified date, the contracted recurring revenue, including contracts with a future start date, together with annualized overage fees incurred above contracted minimum transactions, and excluding perpetual and term license agreements recognized as license revenue in accordance with GAAP. ARR should be viewed independently of revenue and any other GAAP measure.

CEO Pay and Company Performance

In 2015, we embarked on a multi-year cloud transformation, primarily to maximize long-term shareholder value. In 2017, we again demonstrated success in this transition, with year-over-year growth of 31% in ARR and 59% in subscription revenue, a return to year-over-year growth in total revenue, and generated positive free cash flow in the fourth quarter. Subscription revenue represented 36% of our total revenue in 2017, up from 25% in 2016. Shareholders saw a 23% increase in our share price during 2017, and a cumulative 55% increase from end of 2016 through March 16, 2018.

(1)
ARR is used to assess the trajectory of our cloud business. ARR means, as of a specified date, the contracted recurring revenue, including contracts with a future start date, together with annualized overage fees incurred above contracted minimum transactions, and excluding perpetual and term license agreements recognized as license revenue in accordance with GAAP. ARR should be viewed independently of revenue and any other GAAP measure.

Chief Executive Officer (CEO) target pay decreased 35% from 2016 to 2017 and sits near the median of our current peer group, while our stock price increased 23% in 2017, driven by both operational and cloud transition successes during the year.

The majority of our CEO’s target pay is tied to the Company’s operational and stock price performance through our cash incentive plan and equity grants that vest based off our stock price performance. As such, our CEO’s realized pay1 adjusted downward in 2017 where our actual performance was below-target. For example, due to aggressive target setting, on average from 2015 through 2017, our CEO attained 84% of his target cash incentive. During this same time period, our CEO attained an average of 19% of his target performance-based equity, as the target performance-based equity compensation levels were established prior to our decision to shift to a cloud strategy, and we did not change the target levels following our decision to embark on our multi-year cloud transformation.  As a result, our CEO’s realized pay lagged his target pay by 36% over that time period. Nevertheless, throughout our cloud transition we have continued to set aggressive goals for target cash incentive attainment and maintained a high percentage of total compensation at risk.

(1)
Realized CEO pay excludes exercises of stock options granted to Mr. Reiner prior to his appointment as our CEO in 2010, as referenced on the table in the "Option Exercises and Equity Awards Vested" section below. Realized CEO pay for 2018 represents projected cash payments from performance at 2018 target levels, actual equity vesting events prior to the Record Date, and excludes future PRSU equity vesting events that could result from future stock price improvement.

Despite positive performance against 2016 operating targets and continued execution on our cloud transition, our CEO’s base salary and target cash incentive were not increased in 2017, and his target equity compensation1 was reduced from $6.5 million in 2016 to $3.9 million in 2017, due to a one-time grant issued in 2016 which was not repeated in 2017.

(1)
Target equity compensation (a) for restricted stock units (RSUs) and market stock units (MSUs) represents total target equity compensation determined by the Compensation and Leadership Development Committee of $3.9 million for 2017 and $4.2 million for 2016, each divided by the average closing prices of the Company's common stock (Common Stock) reported by the New York Stock Exchange (NYSE) for the 30 days preceding December 31 prior to grant, and differs from the accounting grant date fair value included in the "Grants of Plan Based Awards" table on page 41 of this Proxy Statement); and (b) for performance restricted stock units (PRSUs) represents the $2.4 million accounting grant date fair value.

Say-on-Pay

Our 2017 advisory vote to approve NEO compensation received the support of approximately 61% of our shareholder vote, following 85% support in the 2016 shareholder vote. Our Compensation and Leadership Development Committee viewed this outcome in 2017 as an indication that further engagement was needed. At the Committee's request, we engaged in extensive shareholder outreach during the summer and fall of 2017, reaching out to shareholders representing approximately 75% of our shares outstanding, to discuss feedback on our executive compensation program. As shareholder feedback was received following the Say-on-Pay vote in 2017, this feedback could not be taken into account for 2017 compensation decisions made prior to the vote. However, as a result of this feedback, the Committee reevaluated our executive compensation program and made several changes to our executive pay program for 2018. For more information see the "2018 Compensation Highlights" section on page 25 of this Proxy Statement. The following table summarizes our shareholders’ feedback and the Committee’s resulting decisions:

What We Heard		What We Did
✔	Mixed level of concern on CEO pay levels.	✓	Made clear that overall CEO target compensation decreased by 35% for 2017, primarily due to a one-time PRSU equity grant in 2016.
		✓	Updated our peer group to ensure an accurate comparison of peer executive compensation practices and pay levels, with CEO 2018 target compensation near the median of the updated peer group.
		✓	Set CEO 2018 target compensation near the median of the updated peer group.
		✓	Continued to set pay based on performance through our bonus plan and MSU grants tied to our operational and stock price performance versus to the Russell 2000 Index (Index).
✓
Continued to set aggressive goals for cash incentive attainment. For example, in 2017, our primary growth-oriented performance metric was ARR, and this goal required 40% more growth to earn a target award than the approximate 18% median revenue growth rate experienced by our peers during 2016.

✔	Strong support for FCF[1] as a cash incentive performance metric, even if the target is negative, because it reflects the health of our business and the success of our cloud transition.	✓	FCF will remain as a measure in the cash incentive plan for 2018, because we believe it captures the health of our business and measures the success of our cloud transition.
✓
We replaced gross profit with total revenue as a cash incentive performance metric. Total revenue will be an increasingly valuable indication of top line growth of our cloud business as recurring revenue continues to increase as a percentage of total revenue.

✔	Desire for our performance-based goals to be tied to a successful cloud transition.
✔	Some misunderstanding of the performance structure of our CEO’s cash incentive program, primarily related to quarterly goals and payments.	✓
We have removed the quarterly element of our cash incentive program for 2018 so that all goals are based on an annual measurement period. However, we reiterated that quarterly goals used in our 2016 and 2017 cash incentive programs were set at the beginning of the year and not changed throughout the year. In this way, they were similar to an annual budget based on a roll-up of quarterly planning, and used to measure both the amount of annual performance reinforce accountability for the timing of that performance.

(1)
FCF is a non-GAAP financial measure which is defined as net cash provided by (used in) operating activities, less additions to property, plant and equipment, purchases of other (non-acquisition-related) intangible assets and capitalized internal-use software development costs.

CEO Year-End Compensation Decisions 2018 v. 2017

The compensation package for our CEO is designed to motivate him to successfully implement our cloud strategy, execute our corresponding financial plan, and create sustainable long-term value for our shareholders. To determine our CEO’s compensation package for 2018, our Compensation and Leadership Development Committee reviewed both Company performance in 2017 and peer compensation practices and compensation levels. The base salary and cash incentive target of our CEO, Andres. D. Reiner, remained unchanged in 2018, the third year in a row without an increase in target cash compensation. The Committee instead decided to increase Mr. Reiner’s performance-based pay in the form of equity-based compensation to $4.3 million in 2018, from $3.9 million in 2017, based on his successful performance in our cloud transition. Together these decisions resulted in Mr. Reiner’s total target compensation being near the median of peer compensation for 2018.

	Cash Compensation			Target Equity[1]			Total Target Compensation
	Base Salary	Cash Incentive Target	Cash Incentive Earned	RSUs	MSUs	PRSUs
2017	$525,000	$577,500	$419,843	$1,930,000	$1,930,000	$—	$4,962,500
(Decided Jan. 2017)	(+0% vs. 2016)	(+0% vs. 2016)	(73% of target)(-53% vs. 2016)	(-7% vs. 2016)	(-7% vs. 2016)	(-100% vs. 2016)	(-35% vs. 2016)
2018	$525,000	$577,500	Not Yet Earned	$2,150,012	$2,150,012	$—	$5,402,524
(Decided Jan. 2018)	(+0% vs. 2017)	(+0% vs. 2017)		(+11% vs.2017)	(+11% vs. 2017)	(+0% vs. 2017)	(+9% vs. 2017) (-29% vs. 2016)

(1)
Target equity reflects target award value approved by our Compensation and Leadership Development Committee on the date of grant calculated and does not reflect the fair value as reported in the Summary Compensation Table.

Director Nominees

Name	Age	Director Since	Class	Independent	AC	CC	NC	Other Current Public Company Boards
Penelope Herscher	57	2018	II	Yes		M1	M1	Faurecia SA; Lumentum Operations LLC; Rambus, Inc.; Verint;
Leslie Rechan	56	2015	II	Yes	M2	M2	M	-
William Russell	66	2008	II	Yes		M	C	-
AC Audit Committee        CC Compensation & Leadership Development Committee    NC Nominating and Corporate Governance Committee
C Chair                M Member

(1)	If reelected, Ms. Herscher will be appointed to the Compensation and Leadership Development and Nominating and Corporate Governance Committees.

(2)	If reelected, Mr. Rechan will be appointed to the Audit Committee and will discontinue serving on the Compensation and Leadership Development Committee.

Our director nominees exhibit a mix of skills, experience, and diversity:

Software Industry	Public Company Governance	Independent
100%	100%	100%

Average Tenure	Average Age	Gender Diversity
4.3 years	59.6 years	33%

Continuing Directors

Name	Age	Director Since	Class	Independent	AC	CC	NC	Other Current Public Company Boards
Greg B. Petersen	55	2007	I	Yes	M	C		-
Andres D. Reiner	47	2010	III	No				Paylocity Holding Corporation
Timothy V. Williams	69	2007	I	Yes	C		M	ChannelAdvisor Corporation
Mariette M. Woestemeyer	66	1985	I	No				-
Ronald F. Woestemeyer	72	1985	III	No				-
AC Audit Committee        CC Compensation & Leadership Development Committee    NC Nominating and Corporate Governance Committee
C Chair                M Member

PROXY STATEMENT
2018 ANNUAL MEETING OF STOCKHOLDERS
MAY 11, 2018
General
The enclosed proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting to be held May 11, 2018 at 8:00 a.m., local time, at 3100 Main Street, 9th Floor, Houston, Texas 77002, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of 2018 Annual Meeting of Stockholders. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting.
The Notice containing instructions on how to access our proxy solicitation materials and our 2017 Annual Report, including financial statements, was first mailed and those documents were first made available on or about March 30, 2018 to stockholders entitled to vote at the Annual Meeting.
The purposes of the Annual Meeting are:

1	To elect three Class II directors to the Board of Directors, each to serve for a three-year term until the 2021 Annual Meeting;
2	To conduct an advisory vote on executive compensation;
3	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and
4	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.
Record Date and Shares Outstanding
Stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, 32,588,924 shares of Common Stock were outstanding. Each stockholder of record as of the Record Date is entitled to one vote for each share of Common Stock held by such stockholder.
Vote Required
If a quorum is present, a plurality vote of the holders of our Common Stock entitled to vote and present or represented by proxy at the Annual Meeting is required for the election of a director. This “plurality” standard means the nominees who receive the largest number of “for” votes cast are elected as directors. Thus, the number of shares not voted for the election of a nominee (and the number of “withhold” votes cast with respect to that nominee) will not affect the determination of whether that nominee has received the necessary votes for election under Delaware law. However, the number of “withhold” votes with respect to a nominee will affect whether our Director Resignation Policy will apply to that individual. Our Director Resignation Policy provides that any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to offer his or her resignation following certification of the stockholder vote. The Nominating and Corporate Governance Committee would then consider the offer of resignation and make a recommendation to our independent directors as to the action to be taken with respect to the offer. This policy does not apply in contested elections. For more information about this policy, see “Corporate Governance - Director Resignation Policy.”

The affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy and voting at the Annual Meeting is required to approve the ratification of the selection of our independent auditors and the advisory vote on executive compensation. We will not count abstentions as either for or against a director, so abstentions have no effect on the election of a director. A properly executed proxy marked “abstain” with respect to any matter is considered entitled to vote, and thus, will have the effect of a vote against a matter, except for the election of directors.
Our bylaws provide that a majority of the outstanding shares of our stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Votes for and against, abstentions and “broker non-votes” (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) will each be counted as present for purposes of determining the presence of a quorum.
Effect of Not Casting Your Vote
The NYSE prohibits banks, brokers and other intermediaries from voting shares held in their clients’ accounts on elections of directors and other “non-routine” matters unless the client has provided voting instructions. Therefore, if you hold your shares in street name through a broker, it is important that you cast your vote if you want it to count for purposes of Proposals One, Two and Three of this Proxy Statement.

Attending the Annual Meeting
The Annual Meeting will be held at 8:00 a.m., local time, on Friday, May 11, 2018, at 3100 Main Street, 9th Floor, Houston, Texas 77002. When you arrive, the receptionist will direct you to the meeting room. Please note that the doors to the meeting room will not be open until 7:50 a.m. You do not need to attend the Annual Meeting to vote. Even if you plan to attend the Annual Meeting, please submit your vote in advance as instructed below.

Revocability of Proxies
Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted at the Annual Meeting. Proxies may be revoked by:

•	Filing with our Corporate Secretary, at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy;

•	Duly executing a later-dated proxy relating to the same shares and delivering it to our Corporate Secretary at or before the taking of the vote at the Annual Meeting; or

•	Attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy).

Any written notice of revocation or subsequent proxy should be delivered to PROS Holdings, Inc. at 3100 Main Street, Suite 900, Houston, Texas 77002, Attention: Corporate Secretary, or hand-delivered to our Corporate Secretary before the taking of the vote at the Annual Meeting.

Electronic Delivery of Stockholder Communications
We take advantage of the SEC rules that allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to our stockholders the Notice, instead of a paper copy of this Proxy Statement and our 2017 Annual Report. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this Proxy Statement, our 2017 Annual Report and a form of proxy card or voting instruction card. As a result of the Notice, not all stockholders will receive a paper copy of our proxy materials.

Voting Instructions
To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting in person. Most stockholders have three options for submitting their votes: (1) via the Internet, (2) by telephone or (3) by mail using the paper proxy card. If you have Internet access, we encourage you to vote via the Internet. If you attend the Annual Meeting, you may also submit your vote in person, and any previous votes that you submitted, whether by Internet, telephone or mail, will be superseded by the vote that you cast at the Annual Meeting.

•
Vote by Internet. You can vote via the Internet at www.PROXYVOTE.com. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. You can use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 10, 2018. Internet voting is available 24 hours a day. If you vote via the Internet you do NOT need to vote by telephone or return a proxy card.

•
Vote by Telephone. You can vote by telephone by calling the toll-free telephone number provided on your proxy card. Have your proxy card in hand when you call and then follow the instructions. You may transmit your voting instructions from any touch-tone telephone up until 11:59 P.M. Eastern Time on May 10, 2018. Telephone voting is available 24 hours a day. If you vote by telephone you do NOT need to vote over the Internet or return a proxy card.

•
Vote by Mail. If you received a printed copy of the proxy card, you can vote by marking, dating and signing it, and returning it in the postage-paid envelope provided to PROS Holdings, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Please promptly mail your proxy card to ensure that it is received prior to the closing of the polls at the Annual Meeting. If you vote by mail you do NOT need to vote over the Internet or vote by telephone.

If you are a beneficial owner, or you hold your shares in “street name,” please check your voting instruction card or contact your bank, broker or nominee to determine whether you will be able to vote by Internet or telephone.
Householding Matters
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice and Proxy Statement may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of a proxy statement, please contact our Corporate Secretary by calling 713-335-5151 or by writing to us at 3100 Main Street, Suite 900, Houston, Texas 77002. Upon oral or written request, we will promptly provide separate copies of the Notice or this Proxy Statement to each stockholder at that address. In addition, stockholders sharing an address and receiving multiple copies can request delivery of a single copy of proxy statements upon written request to our Corporate Secretary at the address stated above.

CORPORATE GOVERNANCE

Independence

The Board of Directors has adopted categorical standards in our Corporate Governance Guidelines to assist in making independence determinations with respect to each director. The Board of Directors has determined that the following directors are independent within the meaning of the NYSE listing standards and federal securities laws: Messrs. Petersen, Rechan, Russell, and Williams and Mss. Keszler and Herscher. As part of such determination of independence, our Board of Directors has affirmatively determined that none of these directors has a relationship with us that would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a director. The majority of our Board of Directors is independent, and our Audit Committee, Compensation and Leadership Development Committee and Nominating and Corporate Governance Committee are comprised of all independent directors.

Executive Sessions

Executive sessions of the non-employee members of the Board of Directors are regularly scheduled throughout the year. Non-employee directors meet by themselves at every regularly scheduled in-person Board of Directors meeting. Independent directors also meet by themselves at least annually at scheduled in-person Board of Directors meetings. Non-employee directors and independent directors may hold other such sessions at the request of any non-employee director or independent director. Non-employee and independent directors may notify the non-executive chairman of the Board of Directors if they would like to hold such a session, and the non-executive chairman of the Board of Directors will facilitate the scheduling of such a session. Executive sessions (whether of the non-employee directors or independent directors) are led by our non-executive chairman of the Board of Directors.

Risk Oversight

The Board of Directors oversees our risk management process. Management reviews the process, including identification of key risks and steps taken to address them, with the full Board of Directors at least on an annual basis. The Audit Committee, the Compensation and Leadership Development Committee, and the Nominating and Corporate Governance Committee assist the Board of Directors in discharging its oversight duties. The Compensation and Leadership Development Committee reviews risks related to the subject matters enumerated in its charter, including risks associated with our compensation programs. The Nominating and Corporate Governance Committee considers risks related to the subject matters for which it is responsible as identified in its charter, including risks associated with corporate governance. Similarly, the Audit Committee considers risks related to the subject matters enumerated in its charter, including risks relating to internal controls, disclosure, and financial reporting. Accordingly, while each of the three committees contributes to the risk management oversight function by assisting the Board of Directors in the manner outlined above, the Board of Directors itself remains responsible for the oversight of our risk management program.

Corporate Governance Guidelines

We believe in sound corporate governance practices and have adopted formal Corporate Governance Guidelines. Our Board of Directors adopted these Corporate Governance Guidelines in order to ensure that it has the necessary authority and practices in place to review and evaluate our business operations as needed, to make decisions that are independent of our management, and to align the interests of directors and management with the interests of our stockholders. The Corporate Governance Guidelines set forth the practices our Board of Directors follows, including, but not limited to, the Board of Directors and committee composition and selection, director responsibilities, director access to officers and employees and Chief Executive Officer performance evaluation and succession planning. A printed copy of our Corporate Governance Guidelines may be obtained without charge by any stockholder upon sending a written request to us at 3100 Main Street, Suite 900, Houston, Texas 77002, Attn: Corporate Secretary. A copy of our Corporate Governance Guidelines is also available under the Corporate Governance – Investor Relations section of our website at www.PROS.com.

Director Nomination

The Nominating and Corporate Governance Committee has the responsibility for establishing the criteria for recommending which directors should stand for reelection to our Board of Directors and the selection of new directors to serve on our Board of Directors. In addition, the Nominating and Corporate Governance Committee is responsible for establishing the procedures for our stockholders to nominate candidates to our Board of Directors. Although the Nominating and Corporate Governance Committee has not formulated any specific minimum qualifications for director candidates, it has determined that desirable characteristics include, but are not limited to, business experience, mature judgment, personal and professional ethics, and integrity. The Company does not have a formal policy with respect to consideration of diversity in identifying director nominees; however, in the process of selecting a director nominee, the Nominating and Corporate Governance Committee assesses backgrounds, diversity and expected contributions of the individuals to the Board of Directors. A printed copy of our Corporate Governance Guidelines may be obtained without charge by any stockholder upon sending a written request to us at 3100 Main Street, Suite 900, Houston, Texas 77002, Attn: Corporate Secretary. Our Corporate Governance Guidelines are also available under the Corporate Governance - Investor Relations section of our website at www.PROS.com.

Our bylaws permit any stockholder of record to nominate directors. Stockholders who wish to submit nominees for election at an annual or special meeting of stockholders should follow the procedure described in the "Stockholder Proposals" section on page 52 of this Proxy Statement. The Nominating and Corporate Governance Committee applies the same standards in considering candidates submitted by stockholders as it does in evaluating candidates submitted by members of the Board of Directors.

The Board of Directors is currently led by a non-executive chairman, who is an independent director. The Board of Directors’ current preferred governance structure is to have an independent director serve as chairman. We believe the current structure provides strong leadership for our Board of Directors, while also positioning our Chief Executive Officer as the leader of the Company. We believe that our current structure helps ensure independent oversight over the Company, while allowing our Chief Executive Officer to focus his energies on management of the Company.

The Board of Directors recognizes that there is no single, generally accepted approach to providing board leadership, and the board leadership structure may vary in the future as circumstances warrant. If the Board of Directors determines it is in the best interests of our stockholders to combine the positions of chairman and Chief Executive Officer, the independent directors will designate a lead independent director.

Our non-executive chairman oversees the planning of the annual Board of Directors’ calendar, and, with the Chief Executive Officer, in consultation with the other directors, schedules and sets the agenda for meetings of the Board of Directors and leads the discussion at such meetings. Our non-executive chairman also presides at executive sessions, serves as a liaison between the Chief Executive Officer and the independent directors, sees that directors receive appropriate and timely information, assists the chairmen of the committees of the Board of Directors in preparing agendas for the respective committee meetings, chairs our annual meetings of stockholders, is available in appropriate circumstances to speak on behalf of the Board of Directors, and performs such other functions and responsibilities as set forth in our Corporate Governance Guidelines or as requested by the Board of Directors from time to time. Our non-executive chairman also encourages direct dialogue between all directors and management and provides leadership to the Board of Directors in its oversight function.

Director Resignation Policy

Our Board of Directors has adopted a director resignation policy. Under this policy in an uncontested election of directors (an election at which the number of nominees is equal to the number of seats open) any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election must promptly tender his or her resignation to the Nominating and Corporate Governance Committee (following certification of the stockholders’ vote) for consideration in accordance with the procedures described below.

The Nominating and Corporate Governance Committee will promptly consider such resignation and recommend to the Qualified Independent Directors (as defined below) the action to be taken with respect to such offered resignation, which may include (1) accepting the resignation; (2) maintaining the director but addressing what the Qualified Independent Directors believe to be the underlying cause of the withheld votes; (3) determining that the director will not be renominated in the future for election; or (4) rejecting the resignation. The Nominating and Corporate Governance Committee will consider all relevant factors including, without limitation, (a) the stated reasons why votes were withheld from such director; (b) any alternatives for curing the underlying cause of the withheld votes; (c) the tenure and qualifications of the director; (d) the director’s past and expected future contributions to the Company; (e) our director criteria; (f) our Corporate Governance Guidelines; and (g) the overall composition of the Board, including whether accepting the resignation would cause the Company to fail to meet any applicable SEC or NYSE requirement.

The Qualified Independent Directors will act on the Nominating and Corporate Governance Committee’s recommendation no later than 90 days following the date of the stockholders’ meeting in which the election occurred. In considering the Nominating and Corporate Governance Committee’s recommendation, the Qualified Independent Directors will consider the factors considered by the Nominating and Corporate Governance Committee and such additional information and factors the Board of Directors believes to be relevant. Following the Qualified Independent Directors’ decision, the Company will promptly disclose in a Current Report on Form 8-K the decision whether to accept the resignation as tendered (providing a full explanation of the process by which the decision was reached or, if applicable, the reasons for rejecting the tendered resignation).

To the extent that a resignation is accepted, the Nominating and Corporate Governance Committee will recommend to the Board of Directors whether to fill such vacancy or vacancies or to reduce the size of the Board of Directors.

Any director who tenders his or her resignation pursuant to this provision will not participate in the Nominating and Corporate Governance Committee’s recommendation or Qualified Independent Directors’ consideration regarding whether to accept the tendered resignation. Prior to voting, the Qualified Independent Directors will afford the director an opportunity to provide any information or statement that he or she deems relevant. If a majority of the members of the Nominating and Corporate Governance Committee received a greater number of votes “withheld” from their election than votes “for” their election at the same election, then the remaining Qualified Independent Directors who are on the Board of Directors who did not receive a greater number of votes “withheld” from their election than votes “for” their election (or who were not standing for election) will consider the matter directly or may appoint a committee of the Board of Directors amongst themselves solely for the purpose of considering the tendered resignations that will make the recommendation to the Board of Directors whether to accept or reject them.

For purposes of this policy, the term “Qualified Independent Directors” means:

•	All directors who (1) are independent directors (as defined in accordance with the NYSE Corporate Governance Rules) and (2) are not required to offer their resignation in accordance with this policy.

•
If there are fewer than three independent directors then serving on the Board who are not required to offer their resignations in accordance with this policy, then the Qualified Independent Directors shall mean all of the independent directors and each independent director who is required to offer his or her resignation in accordance with this Policy shall recuse himself or herself from the deliberations and voting only with respect to his or her individual offer to resign.

Stock Ownership Guidelines

As part of our overall corporate governance and compensation practices, our Board of Directors has adopted stock ownership guidelines for our NEOs and directors. These guidelines are designed to align our NEOs’ and directors' interests with our stockholders’ long-term interests by promoting long-term share ownership, which reduces the incentive for excessive short-term risk taking and further increase our NEOs’ and directors' alignment with stockholder interests. These guidelines require our Chief Executive Officer to hold shares of our stock worth four times his annual salary and the other NEOs to hold shares of our stock worth two times their annual salary. The guidelines also state that each non-employee director is required to hold shares of our stock worth five times the director's annual retainer. Our NEOs and directors are expected to achieve their ownership thresholds within five years after joining our Board of Directors and/or being appointed as an NEO. As of December 31, 2017, each of our NEOs and directors were in compliance with the applicable guidelines.

Prohibition Against Hedging, Short-Sale, Pledging, and Repricing Underwater Stock Options

We have implemented both anti-hedging and anti-pledging policies, as well as a prohibition on participating in short sales of our stock, to ensure that our executives’ stock remains at-risk. Our 2017 Equity Incentive Plan (2017 Plan) also prohibits repricing, repurchase or exchange of underwater stock options without stockholder approval.

Compensation and Leadership Development Committee Interlocks and Insider Participation

No member of our Compensation and Leadership Development Committee and none of our executive officers has any relationships that would constitute an interlocking relationship with executive officers and directors of any other entity.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all of our directors and employees. A printed copy of our Code of Business Conduct and Ethics may be obtained without charge by any stockholder upon sending a written request to us at 3100 Main Street, Suite 900, Houston, Texas 77002, Attn: Corporate Secretary. Our Code of Business Conduct and Ethics is also available under the Corporate Governance – Investor Relations section of our website at www.PROS.com.

Communication with Our Board of Directors

Stockholders or interested parties who wish to communicate with members of our Board of Directors may send correspondence to them in care of our Corporate Secretary at 3100 Main Street, Suite 900, Houston, TX 77002. Such communication will be forwarded to the intended recipient(s). We currently do not intend to have our Corporate Secretary screen this correspondence, but we may change this policy if directed by our Board of Directors due to the nature or volume of the correspondence. Communications that are intended specifically for the non-executive chairman of the Board of Directors may also be sent to the street address noted above, to the attention of the non-executive chairman of the Board of Directors.

OUR BOARD OF DIRECTORS AND ITS COMMITTEES

The Company’s governance framework provides the Board with flexibility to select the appropriate leadership structure for the Company. In making leadership structure determinations, the Board considers many factors, including the specific needs of the business and what is in the best interests of the Company’s stockholders. The current leadership structure is comprised of a non-executive chairman of the Board, and Committees led by independent directors. The Board believes this structure provides an effective balance between strong Company leadership and appropriate safeguards and oversight by independent directors.
Our Board of Directors currently consists of nine members, divided into three classes, with each class serving for a staggered three-year term. The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting for a full three-year term. Our Board of Directors also has three standing Committees: an Audit Committee, a Compensation and Leadership Development Committee, and a Nominating and Corporate Governance Committee. Our Board of Directors has determined that each member of the Audit Committee, Compensation and Leadership Development Committee, and Nominating and Corporate Governance Committee meets the independence requirements of the NYSE listing standards and federal securities laws. Each Committee has a written charter, which can be found under the Corporate Governance – Investor Relations section of our website at www.PROS.com. A printed copy of these charters may be obtained without charge by any stockholder upon sending a written request to PROS Holdings, Inc., 3100 Main Street, Suite 900, Houston, Texas 77002, Attn: Corporate Secretary. The table below provides ages, positions, current membership, term of office, and other relevant information for each of our directors:

Name	Age	Position(s) with the Company	Director Since	Current Term Expires	Current Class of Director	Audit	Compensation and Leadership Development	Nominating and Corporate Governance
Penelope Herscher	57	Director (Nominee)	2018	2018	II		Member[1]	Member[1]
Ellen Keszler	55	Director	2008	2018	II	Member		Member
Greg B. Petersen	55	Director	2007	2020	I	Member	Chair
Leslie Rechan	56	Director (Nominee)	2015	2018	II	Member[2]	Member[2]	Member
Andres D. Reiner	47	President, CEO and Director	2010	2019	III
William Russell	66	Non-Executive Chairman (Nominee)	2008	2018	II		Member	Chair
Timothy V. Williams	69	Director	2007	2020	I	Chair		Member
Mariette M. Woestemeyer	66	Director	1985	2020	I
Ronald F. Woestemeyer	72	Director	1985	2019	III
Number of meetings in 2017						10	6	4

(1)	If reelected, Ms. Herscher will be appointed to the Compensation and Leadership Development and Nominating and Corporate Governance Committees.

(2)	If reelected, Mr. Rechan will be appointed to the Audit Committee and will discontinue serving on the Compensation and Leadership Development Committee.
Directors and Director Nominees

Penelope Herscher. We welcomed Ms. Herscher to our Board of Directors in January 2018. Ms. Herscher is a seasoned technology public company board director, executive and entrepreneur, with more than 15 years of experience as a high-tech CEO in Silicon Valley and more than 10 years of experience serving on public company boards of directors. Ms. Herscher currently serves on the boards of Faurecia SA (EPA:EO), Verint (NASD:VRNT), Lumentum Operations LLC (NASD:LITE) and Rambus, Inc. (NASD:RMBS). Ms. Herscher previously served as CEO for FirstRain, a privately held company in the unstructured data analytics space, from December 2004 to November 2015. Prior to leading FirstRain, she was CEO of Simplex Solutions and served in C-level and senior executive positions for a number of software and technology firms, including Cadence Design Systems, Inc. Ms. Herscher has extensive business and leadership experience in software companies, including experience in software sales, marketing, strategy, governance, compensation planning and mergers and acquisitions.

Ellen Keszler. Ms. Keszler will not be standing for re-election and will be retiring from our Board of Directors at the Annual Meeting after ten years of service. We are grateful to Ms. Keszler for her service. Ms. Keszler currently serves as president and chief executive officer of Clear Sky Associates, LLC, a management and strategy consulting firm focused on the technology and travel industries, a position she has held since 2007. She also serves on three private technology company boards and a number of technology startup advisory boards. Previously, Ms. Keszler served as president of Travelocity Business from 2003 to 2007, a technology-focused corporate travel management company. From 2000 to 2003, Ms. Keszler served as Senior Vice President—North American Division of Sabre Travel Network, a travel technology and services business. From 1987 to 2000, Ms. Keszler held various finance roles at Sabre Holdings, American Airlines and JCPenney. Ms. Keszler holds a Bachelor of Science in Civil Engineering from Texas A&M University and a Master of Business Administration from the University of Texas at Austin. Ms. Keszler has extensive business and leadership experience, including experience in managing financial reporting, sales, operations, strategy, marketing and advertising. Ms. Keszler also has significant expertise in travel and travel technology industries, which we serve.
Greg B. Petersen. Mr. Petersen currently serves as president of Brookview Capital Advisors based in Austin, Texas, a position he has held since 2016. Mr. Petersen previously served as a board member on three other technology companies - Diligent Corporation (from 2013 to 2016), and Piksel, Inc. (from 2012 to 2017). Mr. Petersen served as the Chairman of the Audit Committee at Diligent and Piksel, and an advisory board member at Synthesio. Previously Mr. Petersen served as the Executive Vice Chairman at Diligent Corporation, a high growth SaaS business from 2014 to 2015, and as the Chief Financial Officer of several software and technology companies, including Activant Solutions, Inc., a $400 million provider of business management solutions to retail and wholesale distribution businesses from 2001 to 2007; and Lombardi Software, Inc., a business process management software provider, which was sold to IBM in 2010. After earning an MBA from Duke University in 1989, Mr. Petersen began his career with American Airlines, Inc. where he held increasing responsible executive positions over eight years, the most recent being as managing director of corporate development where he led a project to create Sabre Holdings, Inc. and complete its IPO. Mr. Petersen has also served as an executive in finance and treasury roles with Trilogy Software, a provider of enterprise software and business services, and in planning and development roles with RailTex, a publicly traded short-line and regional rail service provider. Mr. Petersen holds a Bachelor of Arts in Economics from Boston College and a Master of Business Administration from the Fuqua School of Business at Duke University. Mr. Petersen has business and leadership experience in software companies, merger and acquisition experience, and extensive financial planning, accounting, governance, compensation planning and risk management knowledge.

Leslie Rechan. Mr. Rechan serves as President and Chief Executive Officer and a director of Solace Corp., a cloud-based smart data movement solutions company, a position he has held since September 2017. Prior to Solace, Mr. Rechan previously served as President and Chief Executive Officer and a director of Halogen Software, a cloud-based talent management software provider from November 2015 to May 2017. Mr. Rechan previously served as General Manager, IBM Business Analytics Division from November 2011 to April 2014, and Vice President, Sales, Solutions and Services, IBM Business Analytics Division from 2008 through 2011. He served as Chief Operating Officer of Cognos Inc. from 2006 to 2008. Prior to joining Cognos, Mr. Rechan served as Senior Vice President and Global General Manager, CRM Strategy at Oracle Corporation in 2006, when Oracle Corporation acquired Siebel Systems Inc. Mr. Rechan served as Senior Vice President and General Manager of Americas Sales of Seibel Systems, Inc. (formerly Siebel Systems Inc.) and served in the same capacity for Global Manufacturing and Distribution Industries business unit of Seibel Systems, Inc. from 2004 to 2006. Mr. Rechan served as Senior Vice President and General Manager of North American Worldwide Field Operations of Cadence Design Systems Inc. from 2003 to 2004. He served as President and Chief Operating Officer of Onyx Software Corp. from 2001 to 2002. Prior to 2001, Mr. Rechan held several leadership positions at IBM Corp. across field sales, systems engineering, services, solutions, development, and general management in North America, Europe and Asia Pacific. Mr. Rechan has also served as a director of Cognitive Scale, a privately held cognitive cloud company. Mr. Rechan, throughout his career, has demonstrated strong leadership, and operational excellence. Mr. Rechan received his B.S. in Electrical Engineering and his B.A. in organizational behavior from Brown University and his M.A. in management from Northwestern University. Mr. Rechan has extensive business and leadership experience in software companies, including experience in software sales and operations management.
Andres D. Reiner serves as our President and Chief Executive Officer, a position he has held since November 2010. Mr. Reiner has also served on the board of directors of Paylocity Holding Corporation since September 2014, and is currently on the compensation and nominating and governance committees for Paylocity. Mr. Reiner holds a Bachelor of Science in Computer Science with a minor in Mathematics from the University of Houston. As a result of his 18+ years of experience with the Company, Mr. Reiner has familiarity with all of the Company’s key day to day operations and has leadership, management and operating experience. In addition, Mr. Reiner has in-depth experience in and knowledge of the development of our products, services and the markets in which we compete. For more information on Mr. Reiner, see “Executive Officers” on page 22 of this Proxy Statement.

William Russell has served in a variety of roles in both public and private technology company boards and previously served on the boards of SABA Software, Inc. (from January 2010 to March 2015), webMethods and Cognos. Mr. Russell has held a number of senior-level roles in his more than 20 years at Hewlett-Packard, including Vice President and General Manager of the multi-billion-dollar Enterprise Systems Group. Mr. Russell holds a Bachelor of Science in Computer Science from Edinburgh University and has completed several executive development programs from institutions including Harvard Business School and INSEAD. Mr. Russell is a National Association of Corporate Directors (NACD) Board Leadership Fellow, demonstrating his commitment to the highest standards of boardroom excellence. NACD Fellowship is a comprehensive and continuous program of study that empowers directors with the latest insights, intelligence, and leading boardroom practices. As a result of leading Hewlett-Packard’s substantial software business, Mr. Russell has broad knowledge of large-scale software operations, including sales, marketing, development, finance, strategic planning and leadership.
Timothy V. Williams most recently served as Senior Vice President and Chief Financial Officer of Blackbaud, Inc., a publicly-traded provider of software and services to non-profit organizations, from January 2001 until his retirement in November 2011. Mr. Williams previously served as Executive Vice President and Chief Financial Officer of both Mynd Corporation (now a subsidiary of Computer Sciences Corporation), a provider of software and services to the insurance industry, and Holiday Inn Worldwide, a subsidiary of Bass PLC. Mr. Williams holds a Bachelor of Arts in business from the University of Northern Iowa. Mr. Williams also has served on the board of directors and as chairman of the audit committee of ChannelAdvisor Corporation since November 2012. Mr. Williams previously served on the board of directors and as chairman of the audit committee of Halogen Software, Inc. from April 2011 to May 2017. In 2014, Mr. Williams joined the board of directors and serves as chairman of the audit committee of PointClickCare, Inc., a privately held software firm. Mr. Williams has extensive financial, business, management and public software company expertise. Through his experience as a chief financial officer, including with three other software and services firms, Mr. Williams’ brings to the Board of Directors extensive knowledge of accounting, risk management, general management of software companies, and public company reporting requirements and processes.
Mariette M. Woestemeyer co-founded the Company in 1985 with her husband, Ronald F. Woestemeyer. Mrs. Woestemeyer was the Chief Financial Officer of Metro Networks, a broadcasting company, from 1983 to 1985 and held various financial roles with Continental Airlines and its predecessor, Texas International Airlines, prior to 1983. Mrs. Woestemeyer holds a Bachelor of Business Administration and a Master of Business Administration from the University of Houston. As co-founder of the Company, Mrs. Woestemeyer brings continuity and history of current and past management and direct relevant industry experience. Mrs. Woestemeyer also has familiarity with all of the Company’s key operations as a result of serving as our director since 1985. Mrs. Woestemeyer also has experience as our Chief Financial Officer for many years and related operational expertise.

Ronald F. Woestemeyer co-founded the Company in 1985 with his wife, Mariette Woestemeyer. Mr. Woestemeyer previously served as our Executive Vice President, Strategic Business Planning from 1997 until his retirement in July 2015. From 1985 to 1997, Mr. Woestemeyer served as our Chief Executive Officer. Prior to founding the Company, Mr. Woestemeyer spent 14 years at Texas International Airlines in various management and executive positions with responsibility over sales and marketing. Mr. Woestemeyer holds a Bachelor of Business Administration degree from the University of Houston. Mr. Woestemeyer brings continuity and direct relevant industry experience to the Board of Directors as well as his unique familiarity with the business, structure, culture, history and deep knowledge of our markets.

The following table provides a summary view of the experience, expertise and other attributes of our directors and director nominees:

Board Experience, Expertise or Attribute	Penelope Herscher	Ellen Keszler	Greg B. Petersen	Leslie Rechan	Andres D. Reiner	William Russell	Timothy V. Williams	Mariette M. Woestemeyer	Ronald F. Woestemeyer
	(Nominee)			(Nominee)		(Nominee)
Accounting		x	x				x	x
Business Operations	x	x	x	x	x	x	x	x	x
Finance		x	x	x	x		x	x
International	x			x	x	x		x	x
Leadership	x	x	x	x	x	x	x	x	x
M&A	x		x	x	x	x	x
Public Company/Governance	x	x	x	x	x	x	x
Risk Management	x	x	x	x			x
Sales & Marketing	x			x	x	x			x
Software Industry	x	x	x	x	x	x	x	x	x
Travel Industry		x	x	x	x			x	x
SaaS	x	x	x	x	x	x	x

Meeting Attendance

During 2017, our Board of Directors held five meetings and acted via unanimous written consent five times, the Audit Committee held ten meetings and acted via unanimous written consent one time, the Compensation and Leadership Development Committee held six meetings and acted via unanimous written consent two times, and the Nominating and Corporate Governance Committee held four meetings. The directors attended each meeting of our Board of Directors and the Committees on which he or she served during 2017, with the exception that Ms. Keszler did not attend the Audit Committee meetings on July 25 and October 24 and the Nominating and Corporate Governance Committee meeting on December 11, Mr. Rechan did not attend the Compensation and Leadership Development Committee meeting on January 3, and Mr. Williams did not attend the Audit Committee meeting on February 13. The Board of Directors encourages all directors to attend annual meetings of the stockholders. All incumbent directors attended the 2017 meeting of the stockholders, except Ms. Herscher, who was not appointed to the Board of Directors until January 1, 2018, after such meeting.

Director Continuing Education

Our directors regularly attend continuing education events related to board governance best practices, including conferences and webinars provided by the NYSE, NACD and Equilar, among others. For example, the majority of our independent directors have attended the NACD Global Board Leaders' Summit in the last four years. In addition, Mr. Russell, our Non-Executive Chairman, has been recognized as an NACD Board Leadership Fellow, the highest credential for corporate directors offered by the NACD.

Audit Committee

Our Board of Directors has determined that each member of the Audit Committee qualifies as an Audit Committee financial expert within the meaning of the SEC regulations and the rules of the NYSE. In arriving at this determination, the Board of Directors has examined each member’s scope of experience and the nature of their employment in the corporate finance sector.
The Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements. Primary responsibilities of our Audit Committee include:

•	reviewing and providing oversight over the qualification, independence and performance of our independent auditor and determining whether to retain or terminate its services;

•	approving the terms of engagement of our independent auditor and pre-approving the engagement of our independent auditor to perform permissible non-audit services;

•
reviewing and discussing with management and our independent auditor the results of the annual audit and the independent auditor’s review of our annual and quarterly financial statements and reports, including discussions with independent auditors without management present;

•
reviewing and discussing with management all press releases regarding our financial results and any other financial information and earnings guidance provided to securities analysts and rating agencies, including any non-GAAP financial measures;

•	reviewing with management and our independent auditor matters that have a significant impact on our financial statements;

•	conferring with management and our independent auditors regarding the scope, adequacy and effectiveness of our internal control over financial reporting;

•
establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal control or auditing matters and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and

•	reviewing and approving all related party transactions.

Compensation and Leadership Development Committee
Each member of our Compensation and Leadership Development Committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Securites Exchange Act of 1934 (Exchange Act), and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code (Code).
The Compensation and Leadership Development Committee discharges the responsibilities of our Board of Directors relating to the compensation and benefits for our executive officers and directors. Primary responsibilities of our Compensation and Leadership Development Committee include:

•
determining and reviewing all forms of compensation for our executive officers and directors, including, among other things, annual salaries, bonuses, equity awards, severance arrangements, change in control protections and other compensatory arrangements;

•	reviewing and approving corporate performance goals and objectives relevant to such compensation;

•	administering our equity incentive plans and granting awards of options and other share-based awards to our executive officers, directors and employees;

•	reviewing our compensation discussion and analysis and Compensation and Leadership Development Committee report required by the rules of the SEC;

•
evaluating and recommending to our Board of Directors the compensation plans and programs advisable for us, and evaluating and recommending the modification or termination of existing plans and programs;

•	engage with a third party independent advisor to review market practices around executive compensation and assist us in evaluating our executive compensation program.

•	providing oversight on the overall leadership development program throughout the Company; and

•	overseeing succession planning for executive officers jointly with the Nominating and Corporate Governance Committee.

Nominating and Corporate Governance Committee

Primary responsibilities of our Nominating and Corporate Governance Committee include:

•	identifying, evaluating and recommending to our Board of Directors candidates to serve as members of our Board of Directors and considering the nomination of our incumbent directors for reelection;

•	evaluating stockholder nominations of candidates for election to our Board of Directors;

•	reviewing our general policy relating to selection of director candidates and members of committees of our Board of Directors, including an assessment of the performance of our Board of Directors; and

•	reviewing and making recommendations to our Board of Directors regarding corporate governance principles and policies.

PROPOSAL ONE
ELECTION OF DIRECTORS
What am I voting on?
Stockholders are being asked to elect three Class II director nominees to the Board of Directors for a three-year term.
Voting Recommendation:
The Board of Directors recommends voting “FOR” the election of each of the three Class II director nominees.
Three (3) directors are to be elected at the Annual Meeting. Our Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated Penelope Herscher, Leslie Rechan and William Russell as Class II directors, each to hold office until the 2021 Annual Meeting and until their successor has been duly elected and qualified or until the earlier of their death, resignation or removal.
The Board of Directors is also composed of two Class III directors, whose terms expire upon the election and qualification of directors at the annual meeting of our stockholders to be held in 2019, and three Class I directors, whose terms expire upon the election and qualification of directors at the annual meeting of our stockholders to be held in 2020.
The Board of Directors knows of no reason why any of the nominees would be unable or unwilling to serve, but if any nominee should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of director as the Board of Directors may recommend in the place of such nominee. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below.
Vote Required
Directors are elected by a plurality vote of the votes cast by holders of our Common Stock entitled to vote at the Annual Meeting. Abstentions and broker non-votes will not have any effect on this proposal. Accordingly, the three nominees who receive the highest number of properly executed “FOR” votes from the holders of Common Stock will be elected as directors.
In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the Annual Meeting and the total number of shares represented and voting on this proposal. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the approval of this proposal.
The number of “withhold” votes with respect to a nominee will affect whether our Director Resignation Policy will apply to that individual. In accordance with our Director Resignation Policy, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to offer his or her resignation following certification of the stockholder vote. Our Nominating and Corporate Governance Committee of our Board of Directors would then consider whether to accept the resignation and make a recommendation to our independent directors as to the action to be taken with respect to the offer. For more information about this policy, see “Corporate Governance - Director Resignation Policy.”
The NYSE broker discretionary rules prohibit banks, brokers and other intermediaries from voting shares held in their clients’ accounts on elections of directors unless the client has provided voting instructions. Therefore, if you hold your shares in street name, it is important that you cast your vote if you want it to count in the election of directors.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE ELECTION OF EACH OF THE THREE CLASS II DIRECTOR NOMINEES.

EXECUTIVE OFFICERS

The following table sets forth the executive officers and key employees of the Company, their ages, and the positions currently held by each such person with the Company immediately prior to the Annual Meeting:

Name	Age	Position
Named Executive Officers:
Andres D. Reiner	47	Chief Executive Officer, President and Director
Stefan B. Schulz	51	Executive Vice President and Chief Financial Officer
Thomas F. Dziersk	55	Executive Vice President, Worldwide Sales
Other Significant Employees:
John Billings	49	Senior Vice President, Travel
Celia Fleischaker	48	Chief Marketing Officer
Mike Jahoda	38	Senior Vice President, Professional Services
Chris Jones	53	Senior Vice President, North America Sales
Damian Olthoff	43	General Counsel and Secretary
Rob Reiner	56	Chief Technology Officer
Wagner Williams	39	Chief People Officer
Benson Yuen	57	President, Travel
Craig Zawada	47	Chief Innovation Officer
Andres D. Reiner has served as a director and as our President and Chief Executive Officer since November 2010. Mr. Reiner joined the Company in 1999, and prior to his appointment as President and Chief Executive Officer, held a series of positions with successively increasing responsibility, including Senior Vice President of Product Development and Executive Vice President of Product and Marketing. Prior to becoming our President and Chief Executive Officer, he was responsible for global marketing and alliances, product management, science research, and development of our next generation software products. Mr. Reiner was also instrumental in our European growth and the expansion of the Company’s sales and marketing efforts worldwide. Prior to joining us, Mr. Reiner held various technical and management positions in technology companies including Platinum Technology, ADAC Healthcare Information Systems, and Kinesix. Mr. Reiner holds a Bachelor of Science in Computer Science with a minor in Mathematics from the University of Houston.
Stefan B. Schulz joined the Company in March 2015 and serves as our Executive Vice President and Chief Financial Officer. Prior to joining the Company, Mr. Schulz served as Chief Financial Officer for Digital River, Inc., a global provider of cloud-based commerce, payments and marketing services, from July 2011 to February 2015. Prior to joining Digital River, Mr. Schulz spent six years with Lawson Software, an enterprise resource planning software company, where he served as Senior Vice President, Chief Financial Officer and Chief Accounting Officer. Before joining Lawson Software, Mr. Schulz spent 12 years with BMC Software in various finance and accounting roles, including Vice President and Corporate Controller. Prior to BMC Software, Mr. Schulz was with Arthur Andersen LLP in Houston, ultimately serving as an Audit Manager in the firm's Enterprise Group. Mr. Schulz holds a B.B.A. in Accounting from Lamar University.
Thomas F. Dziersk joined the Company in October 2017 and serves as our Executive Vice President, Worldwide Sales. Prior to joining the Company, Mr. Dziersk served as President for NICE Americas, a provider of enterprise software solutions that empower organizations to make smarter decisions based on advanced analytics, from April 2014 to January 2017. Prior to joining NICE, Mr. Dziersk spent eight years with JDA Software Group, Inc. a supply chain software provider, where he served three years as Executive Vice President, Worldwide Sales and five years as Marketing and Senior Vice President Americas. Mr. Dziersk holds a B.A. in Economics from the University of Michigan.

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we describe the executive compensation program for our NEOs. We also explain how the Compensation and Leadership Development Committee determined the pay of our NEOs and its rationale for specific decisions in 2017. Our NEOs for 2017 are as follows:

Name	Title
Andres D. Reiner	Chief Executive Officer, President and Director
Stefan B. Schulz	Executive Vice President and Chief Financial Officer
Thomas F. Dziersk	Executive Vice President, Worldwide Sales

2017 Compensation Highlights

•
In 2017, the Company successfully delivered on our cloud transition and financial goals. In May 2015, we announced our multi-year transition to a cloud-first, SaaS-based operating model to create long-term shareholder value. In 2017, our business results demonstrated even further success in our cloud transition, with year-over-year growth of 31% in ARR and 59% in subscription revenue, a return to year-over-year growth in total revenue and positive free cash flow in the fourth quarter. Recurring revenue now represents 36% of our total revenue, up from 25% in 2016. In connection with this growth, shareholders accordingly saw a 23% increase in our share price during 2017 and a cumulative 55% increase from end of 2016 through March 16, 2018.

•
CEO target pay decreased 35% in 2017 and is near the median of our peer group. Despite the Company’s successful cloud transition, for 2017 our CEO’s base salary and target cash incentive remained unchanged from 2016 to 2017, and his target equity compensation[2] decreased to $3.9 million in 2017 from $6.5 million in 2016, primarily due to the one-time PRSU equity grant in 2016 which vested contingent on substantial stock price growth. This resulted in a 35% reduction of our CEO’s total target compensation in 2017 compared to 2016. Our CEO’s total target pay for 2017 sits near the median of our 2018 peer group.

(1)
ARR is used to assess the trajectory of our cloud business. ARR means, as of a specified date, the contracted recurring revenue, including contracts with a future start date, together with annualized overage fees incurred above contracted minimum transactions, and excluding perpetual and term license agreements recognized as license revenue in accordance with GAAP. ARR should be viewed independently of revenue and any other GAAP measure.

(2)
Target equity compensation (a) for RSUs and MSUs represents total target equity compensation determined by the Compensation and Leadership Development Committee divided by the average closing prices of the Company's Common Stock reported by the NYSE for the 30 days preceding December 31 prior to grant, and differs from the accounting grant date fair value included in the "Grants of Plan Based Awards" table on page 41 of this Proxy Statement); and (b) for PRSUs represents the accounting grant date fair value.

•
Realized pay aligns with performance and is less than reported in the Summary Compensation Table. Despite the operational success of our cloud transition, our shift to a SaaS-based financial model has continued to significantly impact our CEO’s realized pay. Realized pay has been lower than target because we do not reset performance goals, and the initial market reaction to the cloud transition was negative, causing under-target and even 0% payouts from previous years’ market stock unit (MSU) performance-based equity awards. As a result, our CEO’s total realized pay has averaged 64% of total target compensation for the three years from 2015 through 2017 (81% in 2017). This significantly trails our peer group CEOs, whose median realized pay has averaged 97% of median target pay during the same period. Further, because we set aggressive goals and performance versus the goals funded the actual awards, our CEO’s actual annual cash bonus in 2017 was lower than 2016 actual annual cash bonus by more than 50%, despite our operating success and stock price increase. Thus equity compensation amounts disclosed in the Summary Compensation Table of this Proxy Statement are higher than the amounts actually earned by our CEO, because realized pay and performance are aligned by the program design.

(1)
Realized CEO pay excludes exercises of stock options granted to Mr. Reiner prior to his appointment as our CEO in 2010, as referenced on the Option Exercises and "Equity Awards Vested" table below on page 43 of this Proxy Statement. Realized CEO pay for 2018 represents projected cash payments from performance at 2018 target levels, actual equity vesting events prior to the Record Date, and excludes future PRSU equity vesting events that could result from future stock price improvement.

•
Continued emphasis on pay-for-performance. In 2017, our Compensation and Leadership Development Committee again sought to motivate our NEOs through predominantly “performance-based” cash and equity awards. The majority of our CEO’s 2017 total target compensation was directly performance-based, including annual cash incentives tied to pre-established performance targets and MSU equity awards which vary based on the relative performance of our stock compared to the Index over a three-year performance measurement period. Including RSU equity awards, which increase in value based on share price appreciation, 89% of our CEO’s 2017 total target compensation is considered at risk. Further, more than 50% of the equity compensation fair value reported in the Summary Compensation Table was due to performance contingent MSU awards and less than 50% was the result of time-vested RSU awards. Performance goals that determine part of the cash incentive compensation are set aggressively with above median performance expectations compared to our peer group. For example, in 2017, our primary growth-oriented performance metric was ARR, and this goal required 40% more growth to earn a target award, which was higher than the approximately 18% median revenue growth experienced by our peers during 2016. Based on these aggressive growth goals, the 2017 annual cash incentive plan resulted in our CEO attaining only 73% of his annual cash incentive target and earned a bonus in 2017 that was 53% lower than the bonus earnout in 2016, despite operational success against the multi-year cloud transformation that we believe helped to improve our stock price in 2017 and so far in 2018.

2018 Compensation Highlights

Our Compensation and Leadership Development Committee chose to make the changes set forth below to our NEOs’ compensation for 2018 after reviewing each leader’s tenure and salary history with us, the Company’s and each leader’s 2017 performance, the compensation practices from our updated peer group, each leader’s compensation relative to our updated peer group, and the feedback provided by our shareholders following our 2017 Say-on-Pay vote. Note that the shareholder feedback received following the Say-on-Pay vote in 2017 could not fully be taken into account for 2017 decisions that were already made prior to the vote.

Andres Reiner, President and Chief Executive Officer

Mr. Reiner joined the Company in 1999 and has served as our President and Chief Executive Officer since 2010. Mr. Reiner has successfully steered the Company through an accelerated transition to the cloud over the last several years. For 2018, the Compensation and Leadership Development Committee decided to leave Mr. Reiner’s base salary and cash incentive target unchanged from 2017, the third year in a row without an increase in target cash compensation. The Committee instead decided to increase Mr. Reiner’s performance-based pay in the form of equity based compensation from $3.9 million in 2017 to $4.3 million in 2018 due to Mr. Reiner’s impact on the Company’s successful operational and financial progress on our cloud transition. Together these decisions resulted in Mr. Reiner’s total target compensation approximating the median of peer compensation for 2018, although the target incentive and 50% of the equity award will be forfeited if performance at the end of the performance period does not meet the minimum required performance levels.

	Cash Compensation			Target Equity[1]			Total Target Compensation
	Base Salary	Cash Incentive Target	Cash Incentive Earned	RSUs	MSUs	PRSUs
2017	$525,000	$577,500	$419,843	$1,930,000	$1,930,000	$—	$4,962,500
(Decided Jan. 2017)	(+0% vs. 2016)	(+0% vs. 2016)	(73% of target)(-53% vs. 2016)	(-7% vs. 2016)	(-7% vs. 2016)	(-100% vs. 2016)	(-35% vs. 2016)
2018	$525,000	$577,500	Not Yet Earned	$2,150,012	$2,150,012	$—	$5,402,524
(Decided Jan. 2018)	(+0% vs. 2017)	(+0% vs. 2017)		(+11% vs.2017)	(+11% vs. 2017)	(+0% vs. 2017)	(+9% vs. 2017) (-29% vs. 2016)

(1)
Target equity reflects target award value approved by the Compensation and Leadership Development Committee on the date of grant calculated and does not reflect the fair value as reported in the 2017 Summary Compensation Table below in this Proxy Statement.

Stefan Schulz, Executive Vice President and Chief Financial Officer

Mr. Schulz joined the Company in March 2015 as Executive Vice President and Chief Financial Officer. Mr. Schulz's leadership has been integral to the Company’s cloud transition and corresponding shift to a SaaS-based financial model. For 2018, the Compensation and Leadership Development Committee decided to increase Mr. Schulz’s base salary and cash incentive target by 4.1% from 2017 to $380,000 and $304,000 at target, respectively. The Committee also decided to increase Mr. Schulz’s equity-based compensation to $1.8 million in 2018 from $1.5 million in 2017 due to Mr. Schulz’s impact on the Company’s successful operational and financial progress on our cloud transition.

	Cash Compensation			Target Equity[1]			Total Target Compensation
	Base Salary	Incentive Target	Incentive Earned	RSUs	MSUs	PRSUs
2017	$365,000	$292,000	$212,284	$900,000	$600,000	$—	$2,157,000
(Decided Jan. 2017)	(+0% vs. 2016)	(+0% vs. 2016)	(73% of target)(-53% vs. 2016)	(-48% vs. 2016)	(-48% vs. 2016)	(-100% vs. 2016)	(-49% vs. 2016)
2018	$380,000	$304,000	Not Yet Earned	$1,080,000	$720,000	$—	$2,484,000
(Decided Jan. 2018)	(+4% vs. 2017)	(+4% vs. 2017)		(+20% vs. 2017)	(+20% vs. 2017)	(+0% vs. 2017)	(+15% vs. 2017) (-42% vs. 2016)

(1)
Target equity compensation represents total target equity compensation determined by the Compensation and Leadership Development Committee divided by the average closing prices of the Company's Common Stock reported by the NYSE for the 30 days preceding December 31 prior to grant, and differs from the accounting grant date fair value included in the "Grants of Plan Based Awards" table on page 41 of this Proxy Statement).

Thomas F. Dziersk, Executive Vice President, Worldwide Sales

Mr. Dziersk joined the Company in October 2017 as Executive Vice President, Worldwide Sales. Mr. Dziersk is responsible for the Company’s sales results across all geographies and business lines, as well as all sales enablement operations. For 2018, the Compensation and Leadership Development Committee made no changes to Mr. Dziersk's target cash compensation but provided a small equity grant to Mr. Dziersk in order to get him on the same annual equity cycle as our other NEOs going forward.

	Cash Compensation				Target Equity[1]		Total Target Compensation
	Base Salary	Cash Inducement	Cash Incentive Target	Cash Incentive Earned	RSUs	MSUs
2017	$375,000	$100,000	$86,301	$76,377	$1,440,000	$960,000	$3,037,678
(Decided Oct. 2017)				(89% of target)
2018	$375,000	$—	$375,000	Not Yet Earned	$240,000	$160,000	$1,150,000
(Decided Jan. 2018)	(+0% vs. 2017)

(1)
Target equity compensation represents total target equity compensation determined by the Compensation and Leadership Development Committee divided by the average closing prices of the Company's Common Stock reported by the NYSE for the 15 days preceding October 9, 2017, and differs from the accounting grant date fair value included in the "Grants of Plan Based Awards" table on page 41 of this Proxy Statement).

Key Pay Practices

What We Do		What We Do Not Do
✔	Emphasize pay-for-performance where compensation is contingent upon the performance of our business, our stock price and individual performance	✔	No hedging or pledging of Company stock
✔	Utilize performance-based pay through MSUs and cash incentive awards that require achievement of pre-established goals	✔	No excessive perquisites
✔	Maintain “double trigger” change in control agreements	✔	No pensions
✔	Maintain a clawback policy	✔	No short sales of our stock
✔	Compensation and Leadership Development Committee oversees risks associated with compensation policies and practices	✔	No discount from fair market value in setting exercise price of stock options and stock appreciation rights
✔	Compensation and Leadership Development Committee retains an independent compensation consultant	✔	No repricing underwater stock options or stock appreciation rights without stockholder approval
✔	Expect our CEO to hold Company stock equal to four times his base salary	✔	No equity vesting in less than one year, except for up to 5% of the authorized shares
✔	Expect each other NEO to hold stock equal to two times their base salary	✔	No “liberal” change in control definition for equity compensation

Our Compensation Philosophy

Our executive compensation program is designed to reward achievement of specific corporate goals and align our executives’ interests with those of our stockholders by rewarding performance that meets or exceeds established goals. Our executive compensation program is designed to reward superior performance and to achieve the following overall objectives:

Objective	Rationale
Competitive pay
Enable the Company to attract and retain high-caliber talent by setting compensation competitive with that being offered to individuals holding comparable positions at other public companies with which we compete for business and talent. The Company does not target a specific percentile and reviews market data to check that compensation is generally in a market range and reflects the individual’s experience, performance, and contribution.

Pay for performance
Provide a compensation package that is weighted heavily towards performance-based pay to motivate high performance among our NEOs, with compensation levels reflecting the achievement of short- and long-term performance objectives

Incentivize and reward the achievement of our financial objectives	Directly link rewards to the achievement of measurable financial objectives that build long-term stockholder value
Recognize individual performance	Encourage personal achievement by rewarding individual performance
Align the interests of our executives with those of our stockholders	Incentivize and reward the creation and preservation of stockholder value

Pay Ratio Disclosure

Under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, the Company is required to provide the ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of the median employee of the Company (Pay Ratio Disclosure). For 2017, the median annual total compensation of all employees of the Company and its subsidiaries other than our CEO, was $107,000. Our CEO's total annual compensation for 2017 for purposes of the Pay Ratio Disclosure was $4,996,267. The ratio of the total annual compensation of our CEO to the median of all other employees was 47:1. As SEC rules permit different methodologies, exemptions, estimates and assumptions for identifying the median employee and calculating pay ratio, our Pay Ratio Disclosure may not be comparable to the pay ratio reported by other companies.

We identified the median employee by examining the 2017 total cash compensation for all individuals, excluding our CEO, who were employed by us during the 2017 calendar year (whether employed on a full-time, part-time, or seasonal basis). For such employees, we did not make any assumptions, adjustments, or estimates with respect to total cash compensation, and we did not annualize the compensation for any full-time employees that were not employed by us for all of 2017.  We used the relevant exchange rate on December 31, 2017 and we excluded employees that were acquired in connection with our acquisition of Vayant in August 2017, as the acquisition occurred in the second half of the year.  After identifying the median employee criteria, we calculated annual total compensation for such employee using the same methodology we use for our NEOs as set forth in the 2017 Summary Compensation Table below.

Role of Our Compensation and Leadership Development Committee

The responsibility for establishing, administering and interpreting our policies governing the compensation and benefits for our NEOs, as well as granting any share-based awards to our NEOs, lies with our Compensation and Leadership Development Committee, which consists entirely of non-employee directors. Our Compensation and Leadership Development Committee has taken the following steps to ensure that our executive compensation and benefit policies are consistent with both our compensation philosophy and our Corporate Governance Guidelines:

•
solicited recommendations from an independent executive compensation consultant to evaluate our executive compensation practices and assisted in developing and implementing the executive compensation programs;

•	established a practice, in accordance with the rules of the NYSE, of reviewing the performance and determining the compensation earned, paid or awarded to our Chief Executive Officer;

•
established a policy, in accordance with the rules of the NYSE, to review on an annual basis the performance of our other executive officers with assistance from our Chief Executive Officer and determined what we believe to be appropriate total compensation for these executive officers; and

•	our Compensation and Leadership Development Committee members attended continuing education related to compensation best practices provided by NYSE, NACD, and Equilar, among others.
Our Compensation and Leadership Development Committee considers a broad range of facts and circumstances in setting executive compensation. Among the factors considered for our executives generally in 2017, and for the NEOs in particular, are recommendations from our compensation consulting firm, Compensia, Inc. (Compensia), advice from our Chief Executive Officer, general economic and market conditions, our financial condition and operating results, our operating plan, our geographic location and the objectives of our executive compensation policies described above. The weight given to each factor differs from year to year and may differ among individual NEOs in any given year.

Our Compensation and Leadership Development Committee establishes executive compensation programs that the Compensation and Leadership Development Committee believes, based on the members’ experience, is the most appropriate to achieve the goals described above. Our Compensation and Leadership Development Committee continues to evaluate our executive compensation programs on a quantitative and qualitative basis on at least a yearly basis or more frequently if circumstances dictate. Our Compensation and Leadership Development Committee expects to make new awards and adjustments to our executive compensation programs as appropriate.
Role of Management

During 2017, Mr. Reiner reviewed the performance and compensation of the NEOs, other than himself, and made recommendations as to their compensation to the Compensation and Leadership Development Committee. In making its decisions regarding executive compensation, the Compensation and Leadership Development Committee meets outside the presence of executive officers when making final decisions about each executive officer. The Chief Executive Officer is periodically present during portions of these deliberations that relate to the compensation for other executive officers. In addition, for share-based grants to employees who are not NEOs, the Compensation and Leadership Development Committee may delegate to the Chief Executive Officer the authority to make share-based awards within certain limitations on aggregate grants and specific award terms.
Role of Our Independent Compensation Consultant

The Compensation and Leadership Development Committee retained Compensia to advise the Compensation and Leadership Development Committee on executive compensation matters for 2017 due to the breadth and depth of Compensia’s experience with executive compensation matters. During 2017, Compensia advised the Compensation and Leadership Development Committee on a variety of subjects such as compensation plan design and trends, pay for performance analytics, benchmarking norms, executive compensation best practices, and other related matters. Compensia reports directly to the Committee, participates in meetings as requested and communicates with the Compensation and Leadership Development Committee Chair between meetings as necessary. Compensia served as our independent compensation consultant from 2010 to 2017.

Following the results of our Say-on-Pay shareholder vote in 2017, the Compensation and Leadership Development Committee decided to reevaluate our independent compensation consultant and secure a fresh perspective on executive compensation. After considering several leading advisors, Compensation and Leadership Development Committee retained Frederic W. Cook & Co., Inc. (FW Cook) to advise the Compensation and Leadership Development Committee on executive compensation matters due to the breadth and depth of FW Cook's experience with executive compensation matters and their particular expertise in the software industry. FW Cook advised the Compensation and Leadership Development Committee on a variety of subjects such as compensation plan design and trends, pay for performance analytics, benchmarking norms, executive compensation best practices, and other related matters. FW Cook reports directly to the Committee, participates in meetings as requested and communicates with the Compensation and Leadership Development Committee Chair between meetings as necessary.

Prior to engaging each of Compensia and FW Cook, the Compensation and Leadership Development Committee reviewed each firm’s qualifications, as well as their independence and any potential conflicts of interest. The Compensation and Leadership Development Committee has the sole authority to modify or approve the compensation for each of Compensia and FW Cook, determine the nature and scope of their services, evaluate their performance, and terminate their engagement and hire replacement or additional consultants at any time. Neither Compensia or FW Cook performed any services for us in 2017 other than as serving as advisors to the Compensation and Leadership Development Committee.
Peer Group

To assist the Compensation and Leadership Development Committee in its deliberations on executive compensation, the Committee each year reviews our peer group with our compensation consultant for appropriateness based on a variety of factors including: similarities in revenue, market capitalization, relevant industries, the overlapping labor market for top management talent, our status as a publicly traded, U.S.-based firm, and various other characteristics. In late 2017, the Committee specifically focused on reconsidering peers with a founder CEO who did not appear to be paid in a manner that reflects the external pay market.  As a result of this review, the Committee made the following changes to the peer group:

2016 Peer Group (Count = 18)	2017 Peer Group (Count = 17)	2018 Peer Group (Count = 16)
—	—	8x8
Aspen Tech	Aspen Tech	Aspen Tech
Bazaarvoice	Bazaarvoice	Bazaarvoice
—	—	Benefitfocus
Bottomline Tech	Bottomline Tech	Bottomline Tech
—	—	Broadsoft
Callidus Software	Callidus Software	Callidus Software
Cornerstone	Cornerstone	Cornerstone
—	HubSpot	—
Imperva	Imperva	Imperva
Jive Software	—	—
LivePerson	LivePerson	—
LogMeIn	LogMeIn	LogMeIn
—	Model N	Model N
Paylocity	Paylocity	Paylocity
Realpage (revenue above range)	—	—
—	—	RingCentral
SPS Commerce	SPS Commerce	SPS Commerce
—	—	Q2 Holdings
TubeMogul	—	—
Varonis Systems	Varonis Systems	—
VASCO Data	VASCO Data	—
—	—	Workiva
Removed for 2017 due to acquisition:	Removed for 2018 due to acquisition:
Constant Contact	Apigee
Demandware	Jive Software
Marketo	TubeMogul

With these changes, the Compensation and Leadership Development Committee examined the compensation practices of these companies, which we believe most closely approximate the size, scope and complexity of our business. The 2017 peer group was set in late 2016 and referenced for setting target compensation levels for NEOs for 2017. The 2018 peer group was established in late 2017 and referenced for setting target compensation for the hiring of Mr. Dziersk, our Executive Vice President, Worldwide Sales, and target compensation levels for NEOs for 2018, among other things.

Compensia for 2016/2017 and FW Cook for 2017/2018, each prepared a compensation analysis using data gathered from publicly available information for these peer groups. The Compensation and Leadership Development Committee used this data to compare the compensation of our NEOs to similarly positioned persons within the peer group and to determine the relative compensation for each NEO position, based on direct, quantitative comparisons of pay levels.

Components of Executive Compensation

Compensation decisions for our NEOs for 2017 were made prior to our 2017 Say-on-Pay vote in May 2017. As a result, the feedback provided by our stockholders after that vote was not taken into account for the 2017 compensation decisions described below.

Base Salaries

We use base salaries primarily to compensate and retain our NEOs for their services. Base salaries for our NEOs are reviewed on an annual basis and represent the minimum payment for a satisfactory level of individual performance as long as the executive remains employed with us. Base salary is set at the Compensation and Leadership Development Committee’s discretion after taking into account the competitive landscape including the compensation practices of the companies in our selected peer groups, our business strategy, our performance goals and certain individual factors, such as position, salary history, individual performance and contribution, length of service with the Company and placement within the general base salary range offered to our NEOs.

Executive compensation activities in 2017. Based on the criteria above, the Compensation and Leadership Development Committee made no change to the base salaries for either of Messrs. Reiner or Schulz. The Committee set Mr. Dziersk’s initial annual base salary at $375,000 based on the criteria above, based on his significant previous experience leading global sales for other SaaS companies of business intelligent solutions and his expected contributions in 2018.

Cash Incentives

For 2017, we utilized a cash incentive plan for Messrs. Reiner and Schulz under which cash incentive payments could be made at the end of the quarter and after the end of each year based on our performance against our corporate objectives for each quarter and the year, respectively. We also utilized a cash incentive plan for Mr. Dziersk under which cash incentive payments could be made after the end of each year based on our performance against our corporate objectives for the fourth quarter. The cash incentive programs were intended to reward our NEOs upon the achievement of financial performance goals. Each component of each cash incentive plan had minimum threshold target and maximum levels, and operated independent of the other components in that the target incentive payment amount for each component was payable if we hit our target level for that component. Actual results between the minimum threshold, target and the maximum goal levels would be pro-rated. We use our cash incentive plans to align our NEOs' performance with our financial results and to motivate our NEOs to successfully implement our cloud strategy and execute our corresponding financial plan by achieving quarterly and annual goals that were set at the beginning of the year and remained unchanged through the end of the year.

Executive compensation activities in 2017. Our Compensation and Leadership Development Committee approved our 2017 Named Executive Officer Plan (2017 NEO Plan) for each of our NEOs in March 2017, and amended the plan in May 2017 solely to clarify certain definitions to match our public financial disclosures. The 2017 NEO Plan eliminated the annual contract value (ACV) bookings and discretionary elements from the 2016 Named Executive Officer Plan (2016 NEO Plan), retained the ARR and free cash flow elements from the 2016 NEO Plan, and added non-GAAP gross profit as a new element for 2017. ACV was eliminated because ACV from new bookings is already reflected in ARR, and ACV was, instead, replaced with the addition of non-GAAP gross profit. We believed that ARR, non-GAAP gross profit, and free cash flow were the best indicators to measure the health and trajectory of our overall cloud business at this point in our cloud transition. In order to closely tie NEO compensation to the performance of our business, the 2017 NEO Plan set target incentive payment amounts based upon achievement of quarterly and annual goals related to ARR and non-GAAP gross profit, and annual goals related to free cash flow. The weighting of the 2017 NEO Plan components is set forth in the following table:

Component Weighting	Quarterly	Annually
Non-GAAP Gross Profit[1]	20.0%	5%
	(5% per Qtr)
ARR[2]	28%	22%
	(7% per Qtr)
Free Cash Flow[3]	-	25.0%
Subtotal:	48%	52%

Total Incentive Opportunity	100.0%

(1)
Non-GAAP gross profit is defined as gross profit calculated in accordance with generally accepted accounting principles, excluding the impact of stock-based compensation, severance and the amortization of acquisition-related intangibles. For a reconciliation of this non-GAAP financial measure to our results as reported under the generally accepted accounting principles in the United States (GAAP), see Exhibit 99.1 to our Current Report on Form 8-K furnished to the Securities and Exchange Commission (SEC) on February 6, 2018, which Current Report and the exhibit thereto are hereby incorporated by reference in this Proxy Statement.

(2)
ARR is used to assess the trajectory of our cloud business. ARR means, as of a specified date, the contracted recurring revenue, including contracts with a future start date, together with annualized overage fees incurred above contracted minimum transactions, and excluding perpetual and term license agreements recognized as license revenue in accordance with GAAP. ARR should be viewed independently of revenue and any other GAAP measure.

(3)
Free cash flow is a non-GAAP financial measure which is defined as net cash provided by (used in) operating activities, less additions to property, plant and equipment, purchases of other (non-acquisition-related) intangible assets and capitalized internal-use software development costs.

Payouts under the 2017 NEO Plan were based on Company performance compared to aggressive goals set for each component’s target. Our primary growth-oriented performance metric is ARR and our ARR performance goal required 23% growth at target for 2017, which is more aggressive than the approximately 18% median revenue growth experienced by our 2018 peers. Payouts were made each quarter and at the end of the year for each of Messrs. Reiner and Schulz, and following the end of year for Mr. Dziersk prorated based on his start date. In addition, the Committee based Mr. Dziersk's 2017 incentive on preset targets for the fourth quarter (Q4) in 2017 for ARR and non-GAAP gross profit, and the preset target for full year free cash flow. The Compensation and Leadership Development Committee authorized the payments in February 2018 under the 2017 NEO Plan after audited results were determined for each quarter and annual performance period. The quarterly and annual target, minimum threshold and maximum for each component are set forth in the following table:

	Threshold, Target, & Maximum Goals ($M)
	Quarterly				Annual
Component	Q1	Q2	Q3	Q4	2017
Non-GAAP Gross Profit
Maximum	—	—	—	—	$111.5
Target	$23.3	$25.5	$26.8	$30.7	$106.2
Threshold	$22.4	$24.5	$25.7	$29.4	$102.0
ARR
Maximum	—	—	—	—	$153.9
Target	$127.6	$134.7	$140.5	$150.1	$150.1
Threshold	$125.9	$130.8	$135.7	$144.3	$144.3
Free Cash Flow
Maximum	—	—	—	—	$(15.2)
Target	—	—	—	—	$(19.0)
Threshold	—	—	—	—	$(22.0)

For the 2017 NEO Plan, the Compensation and Leadership Development Committee set the incentive pay as a percentage of the annual base salary of each of Messrs. Reiner and Schulz, based on achievement of the minimum threshold targets for each component above, as set forth in the following table:

Named Executive Officer	At Target Threshold	At Target	At Target Maximum
Andres D. Reiner	55%	110%	220%
Stefan B. Schulz	40%	80%	160%
Thomas F. Dziersk(1)	50%	100%	200%

(1)
Reflects annualized amount of Mr. Dziersk's incentive opportunity, Mr. Dziersk's actual 2017 incentive opportunity was prorated based on his commencement of employment with the Company in October 2017.

The actual payout for 2017 performance as a percentage of the base salary of each 2017 NEO reflects actual performance against the target range as described above, and are set forth in the following table:

Named Executive Officer	Actual Payout
	As a % of Base	As a % of Target
Andres D. Reiner	79.97%	72.7%
Stefan B. Schulz	58.16%	72.7%
Thomas F. Dziersk(1)	20.37%	88.5%

(1)	For 2017, Mr. Dziersk’s annual incentive target was prorated based on his commencement of employment with us in October 2017.

Mr. Dziersk also received a one-time sign on bonus of $100,000 to facilitate his transition into the Company.

For 2017, the Compensation and Leadership Development Committee decided upon the target total cash compensation (base salary plus target cash incentives) for Mr. Reiner, Mr. Schulz, and Mr. Dziersk based on each individual’s compensation history, recent individual performance and contribution, as well as the competitive landscape including the compensation practices of the companies in our selected peer groups, our business strategy, and placement within the peer group compensation range for each position.

Actual bonuses for our CEO in 2017 were 53% lower than his actual bonus in 2016, with no adjustment outside of the formulaic outcome driven by performance versus the goals that were set at the start of the year. We believe that the 2017 goals were aggressive based on performance benchmarking of the growth rates compared to our 2017 Peer Group as well as due to the below-target funding outcome despite the operational successes experienced during the year, which contributed to our 55% stock price increase between December 31, 2016 and March 16, 2018.

Executive compensation activities in 2018. In February 2018, our Compensation and Leadership Development Committee approved our 2018 Named Executive Officer Plan (2018 NEO Plan) for each of our NEOs. Many of the changes reflected in the 2018 NEO Plan were in response to feedback received after the 2017 Say-on-Pay vote. Compared to the 2017 NEO Plan, the 2018 NEO Plan retained the ARR and free cash flow elements, eliminated the non-GAAP gross profit metric, and added a new total revenue metric as total revenue has become an increasingly relevant measure of growth at this point in our cloud transition. Given the continued importance of ARR in measuring the growth of our cloud business, a minimum threshold was added to the plan that requires ARR to reach a certain level before any incentive is payable. The Compensation and Leadership Development Committee believes that ARR, total revenue and free cash flow are the best indicators to measure the growth and efficiency of our business at this advancing stage of our cloud transition. The 2018 NEO Plan also eliminated the quarterly component, and utilizes only annual performance periods for all measures in order to eliminate shareholder confusion on how our quarterly goals are defined. The weighting of the 2018 NEO Plan components is set forth in the following table:

2018 Annual	Threshold	Target	Maximum
ARR	25.0%	50.0%	100.0%
Total Revenue	12.5%	25.0%	50.0%
Free Cash Flow	12.5%	25.0%	50.0%
Annual Total:	50.0%	100.0%	200.0%

In setting the targets for these components, the Compensation and Leadership Development Committee believed that there was a reasonable likelihood that we could achieve the targets specified if we execute on our business plan. For the 2018 NEO Plan, the incentive payment as a percentage of the base salary for each continuing NEO remains unchanged from 2017.

Equity Awards

The Compensation and Leadership Development Committee believes that equity compensation plans are an essential tool to link the long-term interests of stockholders and employees, especially the NEOs, and serve to motivate NEOs to make decisions that will, in the long run, deliver the best returns to stockholders.

Executive compensation activities in 2017. In 2017, the Compensation and Leadership Development Committee considered the equity mix for our NEOs and believed it was in the best interests of our stockholders to grant equity awards in a mix of MSUs and RSUs to our Chief Executive Officer and adjusted the equity mix for Mr. Schulz to be 60% RSUs and 40% MSUs to better align with our peer group compensation practices. We also provided an initial equity grant to Mr. Dziersk upon joining the Company in October 2017 of 60% RSUs and 40% MSUs. RSUs granted in 2017 to our NEOs vest in four equal annual installments on January 1 of each year for Messrs. Reiner and Schulz and on October 9 of each year for Mr. Dziersk.

The Compensation and Leadership Development Committee determines the size of awards following review of competitive market data from our peer group, as well as subjective factors such as relative job scope, individual performance, tenure and experience, expected future contributions to the growth and development of the Company, Company performance, historical equity compensation awarded to an NEO, and the unvested equity position held by each NEO. These factors are reflected in the MSU and RSU grants made in January 2017 to Mr. Reiner and Mr. Schulz and in October 2017 to Mr. Dziersk.

For 2017, the value of Mr. Reiner’s target equity award was based on the Company’s positive results against targets in 2016 and the substantial progress made in leading the Company’s cloud transition. The value of Mr. Schulz's target equity grant was based on his especially positive performance in 2017 and the direct impact of his performance on the Company’s results. The value of Mr. Dziersk's target equity grant was based on his significant previous experience leading global sales for other SaaS companies of business intelligent solutions and his expected contributions to the Company.

MSUs are performance-vested units under which the actual number of shares of our Common Stock received following vesting is based on the Company's total stockholder return (TSR) in relation to the Index over a specified performance period. The MSUs awarded in January 2017 (January 2017 MSUs) to Messrs. Reiner and Schulz have a three year performance period beginning January 2017. The MSUs awarded in October 2017 (October 2017 MSUs) to Mr. Dziersk have a three-year performance period beginning October 2017. If we under-perform the Index, the percentage at which the MSUs convert into shares of our Common Stock will be reduced from 100%, at a rate of 2.5 to 1 (2½-percentage-point reduction in the number of target units for each percentage point of under-performance), with a minimum percentage of 0%. If we outperform the Index, the percentage at which the MSUs convert to shares will be increased from 100%, at a rate of 2.5 to 1 (2½-percentage-point increase in the number of target units for each percentage point of over-performance), with a maximum percentage of 200%.

The Compensation and Leadership Development Committee believes that MSUs reward for performance and adjust the reward and the performance for overall market conditions that may have contributed to the outcome. The value realized from MSUs can differ materially from reported pay because MSUs may not vest, or may vest below target if our TSR does not sufficiently perform relative to the Index over the three year performance measurement period. For example, neither the MSUs granted in 2014 nor January 2015 vested. These limited vesting results were caused by the decrease in the Company’s stock price during the early stages of the Company’s transition to a cloud company.

RSUs are intended to assist in retaining our NEOs and to reward them for sustaining and increasing the share price of our Common Stock. RSUs granted in 2017 to each of Messrs. Reiner and Schulz vest in four equal annual installments on January 1st of each year (January 2017 RSUs), and RSUs granted in 2017 to Mr. Dziersk vest in four equal annual installments on October 9 of each year (October 2017 RSUs).

PRSUs are performance vested units distinct from MSUs which vest if the average trailing closing price of the Company's Common Stock meets certain minimum stock price growth hurdles, and are intended to further align the interests of the Company’s senior management with the Company’s shareholders and further enhances the relationship between their pay and performance. After consulting with Compensia in 2016 on the unvested equity value remaining for Messrs. Reiner and Schulz, the Committee decided to provide a one-time grant of PRSUs (2016 PRSUs) to (a) retain our NEOs who we believe have more value in the marketplace after demonstrating success in our cloud transition, (b) reward our NEOs for creating shareholder value by executing on all key milestones during the first 15 months of our cloud transition, and (c) encourage our NEOs to create further incremental shareholder value through our cloud transition, with shareholder-friendly payouts only if our stock price substantially appreciates and exceeds preset share price growth targets. The Committee did not grant PRSUs in 2017 and has no plan to grant PRSUs in 2018. The actual number of shares of our Common Stock issuable under 2016 PRSUs is based on our stock price performance for at least 105 calendar days prior to September 9, 2020, with 25% vesting at $27, an additional 25% vesting at $33, and the remaining 50% vesting at $41 (each, an Average Per Share Closing Price). The 2016 PRSUs were partially earned in 2017 based on achieving the first of three stock price growth goals. The remaining 2016 PRSUs have not been earned yet as the applicable stock price hurdles have not been achieved. In the event of a change in control, the stock price at the time of the change in control would determine the percentage of 2016 PRSUs issued using the same price hurdles above. The following table shows the number of 2016 PRSUs that were earned during 2017 and the number that remain unearned but potentially earnable for each of our NEOs:

Named Executive Officer	PRSUs per Price Hurdle
	Earned in 2017	Outstanding as of December 31, 2017
	$27/share	$33/share	$41/share
Andres D. Reiner	50,000	50,000	100,000
Stefan B. Schulz	15,000	15,000	30,000
Thomas F. Dziersk	—	—	—

The following table sets forth information as of December 31, 2017 with respect to compensation plans under which our equity securities are authorized for issuance. For additional information on our equity compensation plans, see Note 10 of the Notes to the Consolidated Financial Statements in our 2017 Annual Report.

	I	II	III
Plan Category	Number of securities to be issued upon exercise of outstanding options and rights	Weighted-average exercise price of outstanding options and rights	Number of securities remaining available for future issuance under plans (excluding securities listed in Column (I))
All compensation plans previously approved by security holders	3,356,030	$11.39	2,348,370
All compensation plans not previously approved by security holders	—	—	—
Total	3,356,030	$11.39	2,348,370

Our 2017 Plan provides for a maximum aggregate number of 2,500,000 shares that may be issued under such 2017 Plan. Our 2007 Equity Incentive Plan (2007 Plan) provided a formula for automatic increases in the number of securities available for issuance under such plan. The maximum aggregate number of securities that could have been issued under the 2007 Plan cumulatively increased by a number of shares equal to the lesser of (i) 3.5% of the number of securities issued and outstanding on the immediately preceding December 31, (ii) 900,000 shares, and (iii) an amount determined by our Board of Directors.

Executive compensation activities in 2018. In 2018, the Compensation and Leadership Development Committee reviewed the equity mix for our NEOs and believed it was in our best interests to continue to grant equity awards in an equal 50/50 mix of MSUs and RSUs to Mr. Reiner, and 60% RSUs and 40% MSUs for Messrs. Schulz and Dziersk to align with our peer group compensation practices.  RSUs granted in 2018 to our NEOs vest in four equal annual installments on January 10th of each year. The MSUs awarded in 2018 (2018 MSUs) to each of our NEOs have a three-year performance period beginning February 2018. If we under-perform the Index, the percentage at which the 2018 MSUs convert into shares of our Common Stock will be reduced from 100%, at a rate of 2.5 to 1 (two and one-half-percentage-point reduction in the number of target units for each percentage point of under-performance), with a minimum percentage of 0%. If we outperform the Index, the percentage at which the 2018 MSUs convert to shares will be increased from 100%, at a rate of 2.5 to 1 (2½-percentage-point increase in the number of target units for each percentage point of over-performance), with a maximum percentage of 200%.
Other Compensation

Benefits. We provide our NEOs the following benefits, generally on the same terms as we provide our other employees:

•	health, dental, travel, accident insurance and vision;

•	life insurance;

•	employee assistance plan;

•	medical and dependent care flexible spending account;

•	short-and long-term disability, accidental death and dismemberment;

•	a 401(k) plan;

•	an employee stock purchase plan;

•	paid time off;

•	sick days; and

•	business-related tuition reimbursement.
We believe these benefits are consistent with companies with which we compete for employees.

401(k) Plan. We provide a tax-qualified employee savings and retirement plan (401(k) Plan) intended to qualify under Section 401(a) of the Code. Contributions, and income earned thereon, are not taxable to employees until withdrawn. Under the 401(k) Plan, employees may elect to reduce their current compensation up to the statutorily prescribed annual limit and have the amount of the reduction contributed to the 401(k) Plan. The 401(k) Plan also permits us to make matching contributions to the plan on behalf of participants. Historically, our matching contribution has been 50% of the first 6% of employee eligible compensation. We may also make discretionary contributions. In 2017, we matched 50% of each employee’s contribution up to 6% of the employee’s eligible income contributed to our 401(k) Plan and made no discretionary contributions.
Employee Stock Purchase Plan. We provide an employee stock purchase plan (ESPP) intended to qualify as an “employee stock purchase plan” under section 423 of the Code. At the beginning of each offering under the plan, each participant in the ESPP is granted the right to purchase (Purchase Right) through accumulated payroll deductions up to a number of shares of our Common Stock determined on the first day of the offering period. The Purchase Right is automatically exercised on the last day of the offering period unless the participant has withdrawn from participation in the ESPP prior to such date. Generally, all of our employees are eligible to participate if they are employed by us, or any participating subsidiary, for at least 20 hours per week. However, an employee may not be granted a Purchase Right if such employee immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock or that of any related corporation.
Severance Compensation and Termination Protection

We generally provide our NEOs with severance packages if they are terminated without cause (as defined in their employment agreements) or for good reason (as defined in their employment agreements) in order to attract and retain them. The amount of severance benefits is described below, and in more detail elsewhere in the section titled “Potential Payments Upon Termination or Change of Control” on page 43 of this Proxy Statement. The Compensation and Leadership Development Committee reviews the potential payouts to ensure their market-competitiveness in order to incentivize our NEOs to maintain focus on both daily and long-term efforts.

Our severance compensation provisions are designed to meet the following objectives:

•
Change in Control: As part of our normal course of business, we may engage in discussions with other companies about possible collaborations and/or other ways in which the companies may work together to further our respective long-term objectives. In certain scenarios, the potential for merger or being acquired may be in the best interests of our stockholders. We provide a component of severance compensation if an NEO is terminated as a result of a change of control transaction to promote the ability of our NEOs to act in the best interests of our stockholders even though they could be terminated as a result of the transaction.

•
Termination Without Cause or For Good Reason: If we terminate the employment of one of our NEOs “without cause” or one of our NEOs resigns for “good reason,” each as defined in the applicable agreement, we are obligated to make certain payments based on the NEO's then-effective base salary. We believe this is appropriate because the terminated NEO is bound by confidentiality and non-competition provisions continuing after termination. We also believe it is beneficial to have a mutually-agreed severance package in place prior to any termination event, to avoid disruptive conflicts and provide us with more flexibility to make a change in management if such a change is in our and our stockholders’ best interests.

Employment Agreements

Andres D. Reiner. In May 2013, we entered into an amended and restated employment agreement with Mr. Reiner, our Chief Executive Officer and President. This agreement automatically renewed for an additional three-year term in May 2016, and will automatically renew for additional three-year terms unless the Company decides not to renew. The base salary payable to Mr. Reiner is subject to periodic review by our Compensation and Leadership Development Committee. In the event Mr. Reiner’s employment with us is terminated by him for good reason, by us without cause or we decide not to renew his agreement, he will receive (i) his full base salary each month for the following 12 months, (ii) any unpaid bonus earned prior to the termination relating to periods preceding the date of termination, (iii) the payment of a bonus at 100% of performance targets, including discretionary components, within the bonus plan in effect as if employed by us for 12 months, (iv) an amount equal to 12 times the monthly cost of Mr. Reiner's health benefits, and (v) the acceleration of vesting of all equity awards with respect to such shares that would have vested following the date of termination. Alternatively, if Mr. Reiner’s employment is terminated by us without cause, if he resigns for good reason, or we decide not to renew his agreement within six months prior to, or any time after, a change of control of the Company, he will receive (i) an amount equal to 150% of his annual salary, (ii) any unpaid bonus earned prior to the termination relating to periods preceding the date of termination, (iii) the payment of an aggregate bonus equal to 100% of performance targets, including discretionary components, within the bonus plan in effect as if employed by us for eighteen months, (iv) an amount equal to 18 times the monthly cost of Mr. Reiner's health benefits, and (v) the acceleration of vesting of all equity awards. In addition, if the surviving or acquiring entity (or its parent entity) elects not to assume, continue or substitute for the equity awards or options due under the either the 2007 Plan or 2017 Plan, all outstanding equity awards and options under each plan will vest in full and become fully exercisable. Mr. Reiner is subject to non-competition and non-solicitation restrictions during the term of his employment and for the 12-month period following the termination of his employment.

Stefan B. Schulz. In March 2015, we entered into an employment agreement with Mr. Schulz, our Executive Vice President and Chief Financial Officer. This agreement is for a three-year term and automatically renews for three-year terms unless the Company decides not to renew. The base salary payable to Mr. Schulz is subject to periodic review by our Compensation and Leadership Development Committee. In the event Mr. Schulz's employment with us is terminated by him for good reason, by us without cause, or we decide not to renew his agreement, he will receive (i) his full base salary each month for the following 12 months, (ii) any unpaid bonus earned prior to the termination relating to periods preceding the date of termination, (iii) the payment of a bonus at 100% of performance targets, including discretionary components, within the bonus plan in effect as if employed by us for 12 months, (iv) an amount equal to 12 times the monthly cost of Mr. Schulz's health benefits, and (v) to the extent that the aggregate amount paid pursuant to items (i) through (iv) is not at least $1,000,000, the acceleration of vesting of certain equity awards to bring the total separation pay package to $1,000,000. Alternatively, if Mr. Schulz's employment is terminated by us without cause, if he resigns for good reason, or we decide not to renew his agreement within six months prior to, or any time after, a change of control of the Company, he will receive (i) an amount equal to 150% of his annual salary, (ii) any unpaid bonus earned prior to the termination relating to periods preceding the date of termination, (iii) the payment of an aggregate bonus equal to 100% of performance targets, including discretionary components, within the bonus plan in effect as if employed by us for 18 months, (iv) an amount equal to 18 times the monthly cost of Mr. Schulz's health benefits, and (v) the acceleration of vesting of all equity awards with respect to such shares that would have vested following the date of termination. In addition, if the surviving or acquiring entity (or its parent entity) elects not to assume, continue or substitute for the equity awards or options due under the 2007 Plan or 2017 Plan, all outstanding equity awards and options under each plan will vest in full and become fully exercisable. Mr. Schulz is subject to non-competition and non-solicitation restrictions during the term of his employment and for the 12-month period following the termination of his employment.

Thomas F. Dziersk. In October 2017, we entered into an employment agreement with Mr. Dziersk, our Executive Vice President, Worldwide Sales. This agreement is for a three-year term and automatically renews for three-year terms unless the Company decides not to renew. The base salary payable to Mr. Dziersk is subject to periodic review by our Compensation and Leadership Development Committee. In the event Mr. Dziersk's employment with us is terminated by him for good reason, by us without cause, or we decide not to renew his agreement, he will receive (i) his full base salary each month for the following 12 months, and (ii) an amount equal to 12 times the monthly cost of Mr. Dziersk's health benefits. Alternatively, if Mr. Dziersk's employment is terminated by us without cause, if he resigns for good reason, or we decide not to renew his agreement within six months prior to, or any time after, a change of control of the Company, he will receive (i) an amount equal to 150% of his annual salary, (ii) any unpaid bonus earned prior to the termination relating to periods preceding the date of termination, (iii) an amount equal to 18 times the monthly cost of Mr. Dziersk's health benefits, and (iv) the acceleration of vesting of all equity awards with respect to such shares that would have vested following the date of termination. In addition, if the surviving or acquiring entity (or its parent entity) elects not to assume, continue or substitute for the equity awards or options due under the 2017 Plan, all outstanding equity awards and options under the 2017 Plan will vest in full and become fully exercisable. Mr. Dziersk is subject to non-competition and non-solicitation restrictions during the term of his employment and for the 12-month period following the termination of his employment.

“Cause” is defined in these employment agreements as (a) a breach by our officer of his duties of confidentiality which causes a material harm to us, (b) his conviction of, or a plea of guilty or no contest to, a felony or any other crime involving dishonesty or moral turpitude under the laws of the United States; (c) continued failure to perform assigned duties or comply with any Company policy after notice and a cure period; (d) any material breach by our officer of his employment agreement or any other agreement between our officer and us after notice and a cure period; (e) any intentional wrongdoing by them that adversely affects us; and (f) any failure to cooperate in good faith with us in any governmental investigation or formal proceeding.
Each of our NEOs can resign for “good reason” and be entitled to severance. “Good reason” is defined in their employment agreements as (i) a material diminution in their authority, duties or responsibilities or the assignment of duties to them that are not materially commensurate with their position with us, other than where they are asked to assume substantially similar duties and responsibilities in a larger entity after any change of control; (ii) the relocation of their offices to more than 25 miles from their present location; (iii) a material reduction in their base salaries other than reductions which are part of a general reduction affecting all employees; (iv) our failure to provide them with similar benefits that we provide to our other employees; (v) any material breach by us of any provision of their employment agreement; or (vi) any failure by any successor corporation to assume our obligations under the NEO's employment agreement.
Executive Stock Ownership Guidelines
As part of our overall corporate governance and compensation practices, our Board of Directors adopted stock ownership guidelines for our NEOs and directors. These guidelines are designed to align our NEOs’ and directors' interests with our stockholders’ long-term interests by promoting long-term share ownership, which reduces the incentive for excessive short-term risk taking and further increase our NEOs’ and directors’ alignment with stockholder interests. These guidelines require our Chief Executive Officer to hold shares of our stock worth four times his annual salary and each other NEO is required to hold shares of our stock worth two times their annual salary. The guidelines also state that each non-employee director is required to hold shares of our stock worth five times the annual retainer for directors. Share units or unexercised options held by an NEO or director under any of our equity incentive plans are included, at 50% of their intrinsic value, in calculating the value of ownership to determine whether this minimum ownership requirement has been met. Shares held by an NEO or director under either of our equity incentive plans will continue to be included in calculating the value of ownership to determine whether this minimum ownership requirement has been met. Our NEOs must attain this ownership threshold within five years after being appointed as an NEO. Our directors must attain this ownership threshold within six years after joining our Board of Directors. As of December 31, 2017, each of our NEOs and directors were in compliance with the applicable guidelines.
Clawback Policy

Our “clawback” policy permits our Board of Directors to consider and make a decision in its sole discretion to recover, under applicable law, any incentive bonuses awarded to NEOs whose fraud or intentional misconduct significantly contributed to a restatement of financial results that led to the awarding of incentive bonuses. This “clawback” policy is designed to further link our executive compensation and our long-term performance.

Tax and Accounting Considerations

Tax Considerations
We are subject to Section 162(m) of the Code (Section 162(m)), which limits the amount that we may deduct for compensation paid to certain of our executive officers. Generally, Section 162(m) prohibits us from taking a federal income tax deduction for remuneration in excess of $1 million paid in a taxable year to our CEO and each of our three other most highly compensated executive officers (not including the CFO for taxable years ending on or before December 31, 2017). For taxable years ending on or before December 31, 2017, remuneration in excess of $1 million may be deducted if, among other things, it qualifies as “performance-based compensation” within the meaning of the Code. In this regard, the compensation income realized upon the exercise of stock options and settlement of other performance-based equity awards granted under a stockholder-approved equity incentive plan generally will be deductible so long as the awards are granted by a committee whose members are non-employee directors and certain other conditions are satisfied.
Under federal tax legislation enacted on December 22, 2017 and effective for taxable years beginning on or after January 1, 2018, the exemption from the $1 million deduction limit for performance-based compensation has been repealed, and the persons treated as covered employees subject to the deduction limit have been expanded to include our CFO, as well as our CEO and our three other most highly paid named executive officers. Further, any executive officer who was a covered employee for any taxable year beginning after December 31, 2016 will continue to be treated as a covered employee in all future years. However, the prior Section 162(m) provisions will continue to apply to remuneration paid pursuant to binding written contracts in effect on November 2, 2017 and that are not materially modified after that date.

The Compensation and Leadership Development Committee believes that its primary responsibility is to provide a compensation program to meet our stated business objectives, and accordingly the Company reserves the right to pay compensation that is not tax-deductible if it determines that such a payment is in the best interests of the Company and our stockholders.

REPORT OF THE COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE OF THE BOARD OF DIRECTORS
We, the Compensation and Leadership Development Committee of the Board of Directors of PROS Holdings, Inc., have reviewed and discussed the preceding Compensation Discussion and Analysis with management and FW Cook. Based on this review and discussion, we recommended to the Board of Directors, and the Board of Directors has agreed that the Compensation Discussion and Analysis be included in this Proxy Statement.
THE COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE OF THE BOARD OF DIRECTORS
Greg B. Petersen, Chairman
Leslie Rechan
William Russell

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents the compensation paid to or earned by our NEOs, including our Chief Executive Officer, our Chief Financial Officer, and our Executive Vice President, Worldwide Sales during 2017, 2016 and 2015:

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards (1) ($)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation (2) ($)		Total ($)
Andres D. Reiner	2017	$525,000		$—		$4,032,840	(3)	$419,843	$18,584		$4,996,267
President and	2016	$525,000		$—		$4,696,100	(4)	$887,618	$20,837		$6,129,555
Chief Executive Officer	2015	$525,000		$—		$3,472,040	(5)	$144,375	$17,576		$4,158,991
Stefan B. Schulz	2017	$365,000		$—		$1,528,423	(7)	$212,284	$20,981		$2,126,688
Executive Vice President	2016	$365,000		$—		$2,320,825	(8)	$448,804	$19,721		$3,154,350
and Chief Financial Officer	2015	$289,198	(6)	$—		$2,780,800	(9)	$70,000	$115,781	(10)	$3,255,779
Thomas F. Dziersk	2017	$85,336	(11)	$100,000	(12)	$2,697,901	(13)	$76,377	$5,418		$2,965,032
Executive Vice President,	2016	$—		$—		$—		$—	$—		$—
Worldwide Sales	2015	$—		$—		$—		$—	$—		$—

(1)
These amounts represent the aggregate grant date fair value of equity awards granted in the specified fiscal year as calculated in accordance with GAAP. For additional information about the valuation assumptions with respect to equity awards, refer to Note 10 of our financial statements in our Form 10-K for the year ended December 31, 2017, as filed with the SEC.

(2)	Represents matching contributions for each individual’s 401(k) Plan contributions, life insurance premiums and health insurance. For Mr. Reiner, includes executive physical.

(3)
Represents 84,000 RSUs and 84,000 MSUs awarded to Mr. Reiner on January 20, 2017. January 2017 RSUs vest annually in one-fourth installments on January 1 of each year and have a grant date fair value of $21.02. January 2017 MSUs vest on March 1, 2020, and have a grant date fair value of $26.99. For additional information regarding January 2017 MSUs, see “Grants of Plan-Based Awards” below.

(4)	Represents 90,000 RSUs and 90,000 MSUs awarded to Mr. Reiner on March 24, 2016 and 200,000 PRSUs awarded to Mr. Reiner on September 9, 2016.
RSUs awarded on March 24, 2016 (2016 RSUs) vest annually in one-fourth installments on March 1 of each year and have a grant date fair value of $11.40. MSUs awarded on March 24, 2016 (2016 MSUs) are performance-vested units under which the number of shares of Common Stock received following vesting is based on our TSR in relation to the Index over the period from March 1, 2016 to March 1, 2019 (2016 MSU Performance Period), vest on March 1, 2019, and have a grant date fair value of $14.29. 2016 PRSUs vest based on stock price performance criteria, and have a grant date fair value of $11.92.

(5)
Represents 57,200 RSUs and 57,200 MSUs awarded to Mr. Reiner on January 23, 2015. RSUs awarded on January 23, 2015 (January 2015 RSUs) vest annually in one-fourth installments on January 1 of each year and have a grant date fair value of $27.11. MSUs awarded on January 23, 2015 (January 2015 MSUs) are performance-vested units under which the number of shares of Common Stock received following vesting is based on our TSR in relation to the Index over a three year period ending December 31, 2017 (January 2015 MSU Performance Period), vested on January 1, 2018, and have a grant date fair value of $33.59.

(6)	Mr. Schulz commenced his employment with us in March 2015.

(7)
Represents 39,200 RSUs and 26,100 MSUs awarded to Mr. Schulz on January 20, 2017. January 2017 RSUs vest annually in one-fourth installments on January 1 of each year and have a grant date fair value of $21.02. January 2017 MSUs vest on March 1, 2020, and have a grant date fair value of $26.99. For additional information regarding January 2017 MSUs, see "Grants of Plan-Based Awards" below.

(8)
Represents 62,500 2016 RSUs and 62,500 2016 MSUs awarded to Mr. Schulz on March 24, 2016 and 60,000 2016 PRSUs awarded to Mr. Schulz on September 9, 2016. 2016 RSUs vest annually in one-fourth installments on March 1 of each year and have a grant date fair value of $11.40. 2016 MSUs vest on March 1, 2019, and have a grant date fair value of $14.29. 2016 PRSUs vest based on stock price performance criteria, and have a grant date fair value of $11.92.

(9)
Represents 82,500 RSUs and 27,500 MSUs awarded on March 3, 2015. RSUs awarded on March 3, 2015 (March 2015 RSUs) vest annually in one-fourth installments on March 3 of each year and have a grant date fair value of $24.32. MSUs awarded on March 3, 2015 (March 2015 MSUs) are performance-vested units under which the number of shares of Common Stock received following vesting is based on our TSR in relation to the Index over a three-year period ending March 2, 2018 (March 2015 MSU Performance Period), vested on March 3, 2018, and have a grant date fair value of $33.59.

(10)	Includes one-time relocation and related costs in the amount of $100,000 related to Mr. Schulz's relocation to Houston, Texas in connection with his employment with the Company.

(11)	Mr. Dziersk commenced his employment with us in October 2017.

(12)	Represents a one-time cash inducement award following commencement of Mr. Dziersk's employment.

(13)
Represents 59,504 RSUs and 39,669 MSUs awarded to Mr. Dziersk on October 9, 2017. October 2017 RSUs vest annually in one-fourth installments on October 9 of each year and have a grant date fair value of $24.48. October 2017 MSUs vest on October 9, 2020, and have a grant date fair value of $31.29. For additional information regarding October 2017 MSUs, see "Grants of Plan-Based Awards" below.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to our NEOs during 2017, including:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Awards		All Other Stock Awards: Number of Shares of Stock or Units(#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair value of Options and Awards ($)
Name	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Target (#)	Maximum (#)
Andres D. Reiner	RSU	1/20/2017						84,000	$21.02	$1,765,680
	MSU(1)	1/20/2017				84,000	168,000		$26.99	$2,267,160
	Cash incentive		$288,750	$577,500	$1,155,000
Stefan B. Schulz	RSU	1/20/2017						39,200	$21.02	$823,984
	MSU(1)	1/20/2017				26,100	52,200		$26.99	$704,439
	Cash incentive		$146,000	$292,000	$584,000
Thomas F. Dziersk	RSU	10/9/2017						59,504	$24.48	$1,456,658
	MSU(2)	10/9/2017				39,669	79,338		$31.29	$1,241,243
	Cash incentive(3)	10/6/2017	$43,151	$86,301	$172,603

(1)
January 2017 MSUs are performance-vested units under which the number of shares of Common Stock received following vesting is based on our TSR in relation to the Index over the period from February 28, 2017 to February 28, 2020 (January 2017 MSU Performance Period). January 2017 MSUs vest on March 1, 2020, and the maximum number of shares issuable upon vesting is 200% of the number of January 2017 MSUs initially granted based on the average price of our Common Stock relative to the Index during the January 2017 MSU Performance Period. Includes the target number of shares issuable for January 2017 MSUs at the grant date fair value per share of $26.99.

(2)
October 2017 MSUs are performance-vested units under which the number of shares of Common Stock received following vesting is based on our TSR in relation to the Index over a three-year period ending October 9, 2020 (October 2017 MSU Performance Period). October 2017 MSUs vest on October 9, 2020, and the maximum number of shares issuable upon vesting is 200% of the number of October 2017 MSUs initially granted based on the average price of our Common Stock relative to the Index during the October 2017 MSU Performance Period. Includes the target number of shares issuable for October 2017 MSUs at the grant date fair value per share of $31.29.

(3)	Mr. Dziersk's bonus is pro-rated to his commencement of employment with the Company on October 9, 2017.

Outstanding Equity Awards at Fiscal Year End

The following table presents the number of options to purchase shares of our Common Stock, SARs, RSUs, MSUs and PRSUs held by our NEOs as of December 31, 2017:

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options/SARs (#) Exercisable	Number of securities underlying unexercised options/SARs (#) Unexercisable	Option/SARs exercise price ($)	Option/SARs expiration date	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Andres D. Reiner	50,000	—	12.72	5/14/2018
	20,000	—	8.68	3/9/2020
	180,000	—	11.33	12/14/2020
					9,225	(1)	$244,001
					28,600	(2)	$756,470
					57,200	(3)	$1,512,940
					67,500	(4)	$1,785,375
					90,000	(5)	$2,380,500
					150,000	(6)	$3,967,500
					84,000	(7)	$2,221,800
					84,000	(8)	$2,221,800
Stefan B. Schulz	—	—			41,250	(9)	$1,091,063
					27,500	(10)	$727,375
					46,875	(4)	$1,239,844
					62,500	(5)	$1,653,125
					45,000	(6)	$1,190,250
					39,200	(7)	$1,036,840
					26,100	(8)	$690,345
Thomas F. Dziersk	—	—			59,504	(11)	$1,573,881
					39,669	(12)	$1,049,245

(1)	Represents the unvested portion of 36,900 RSUs awarded on February 11, 2014, which vest annually in one-fourth installments on January 1 of each year and have a grant date fair value of $37.25.

(2)	Represents the unvested portion of January 2015 RSUs, which vest annually in one-fourth installments on January 1 of each year and have a grant date fair value of $27.11.

(3)
Represents the number and market value, as of December 31, 2017, of January 2015 MSUs that would have been earned if the performance goals related to these awards were met at the target level at the end of the January 2015 MSU Performance Period.

(4)
Represents the unvested portion of 90,000 and 62,500 2016 RSUs awarded to Messrs. Reiner and Schulz, respectively, which vest annually in one fourth installments on March 1st of each year and have a grant date fair value of $11.40.

(5)
Represents the number and market value, as of December 31, 2017, of 2016 MSUs that would be earned if the performance goals related to these awards were met at the target level at the end of the 2016 MSU Performance Period. The number of shares that will actually be earned will depend on our TSR during the 2016 MSU Performance Period as compared to the Index.

(6)
Represents the unvested portion of 200,000 and 60,000 2016 PRSUs awarded on September 9, 2016 to Messrs. Reiner and Schulz, respectively. 2016 PRSUs vest if the average trailing closing price of the Company's Common Stock meets certain minimum performance hurdles for at least 105 calendar days prior to September 9, 2020, with 25% vesting at $27, an additional 25% vesting at $33, and the remaining 50% vesting at $41.

(7)	Represents the unvested portion of January 2017 RSUs, which vest annually in one-fourth installments on January 1 of each year and have a grant date fair value of $21.02.

(8)
Represents the number and market value, as of December 31, 2017, of January 2017 MSUs that would be earned if the performance goals related to these awards were met at the target level at the end of the January 2017 MSU Performance Period. The number of shares that will actually be earned will depend on our TSR during the January2017 RSU Performance Period as compared to the Index.

(9)	Represents the unvested portion of March 2015 RSUs, which vest annually in one-fourth installments on March 3 of each year and have a grant date fair value of $24.32.

(10)
Represents the number and market value, as of December 31, 2017, of March 2015 MSUs that would be earned if the performance goals related to these awards were met at the target level at the end of the March 2015 MSU Performance Period. The number of shares that will actually be earned depend on our TSR for the period from March 3, 2015 and March 2, 2018 as compared to the Index.

(11)	Represents the unvested portion of October 2017 RSUs, which vest annually in one-fourth installments on October 9 of each year and have a grant date fair value of $24.48.

(12)
Represents the number and market value, as of December 31, 2017, of October 2017 MSUs that would be earned if the performance goals related to these awards were met at the target level at the end of the October 2017 MSU Performance Period. The number of shares that will actually be earned depend on our TSR for the period from October 9, 2017 and October 9, 2020 as compared to the Index.

Option Exercises and Equity Awards Vested

The following table presents information on the exercises of stock options and vesting of PRSUs, RSUs and MSUs for our NEOs during the year ended December 31, 2017:

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise(1) (#)	Value realized on exercise ($)(2)	Number of shares acquired on RSU vesting (3) (#)	Number of shares acquired on PRSU vesting (4) (#)	Value realized on vesting (5) ($)
Andres D. Reiner	150,000	$1,826,633	72,275	50,000	$3,065,108
Stefan B. Schulz	—	—	36,250	15,000	$1,276,288
Thomas F. Dziersk	—	—	—	—	—

(1)	Represents the exercise of options

(2)	Represents the value realized upon exercise of options

(3)	Represents the vesting of RSUs

(4)	Represents the vesting of PRSUs

(5)	Represents the value realized upon vesting of RSUs and PRSUs

Potential Payments Upon Termination of Employment or Change of Control

The following table represents amounts payable at, following, or in connection with the events described below, assuming that such events occurred on December 31, 2017 for each of the NEOs:

	Potential Payment on
Name	Voluntary Termination or Termination for Cause ($)	Involuntary Termination (Without Cause) or Termination by NEO for Good Reason ($)	Involuntary Termination (Without Cause) or Termination by NEO for Good Reason on Change of Control ($)
Andres D. Reiner
Severance(1)	$—	$1,102,500	$1,653,750
Bonus(2)	$—	$281,245	$281,245
Health Benefits(3)	$—	$22,992	$34,489
Accelerated Equity	$—	$5,007,646	$15,090,386
Total	$—	$6,414,384	$17,059,870
Stefan B. Schulz
Severance(1)	$—	$657,000	$985,500
Bonus(2)	$—	$142,205	$142,205
Health Benefits(3)	$—	$18,339	$27,508
Accelerated Equity	$—	$182,456	$3,367,746
Total	$—	$1,000,000	$4,522,959
Thomas F. Dziersk
Severance(1)	$—	$375,000	$1,125,000
Bonus(2)	$—	$76,377	$76,377
Health Benefits(3)	$—	$19,114	$28,671
Accelerated Equity	$—	$—	$2,623,126
Total	$—	$470,491	$3,853,174

(1)
Reflects then current base monthly salary for 12 months for termination without cause, and 18 months for termination without cause upon change of control, and in each case, payable on normal payroll cycles. For Messrs. Reiner and Schulz, also reflects the payment of a bonus at 100% of performance targets, including the discretionary components, within the bonus plan in effect as if employed by the Company for 12 months for termination without cause, and for 18 months for termination without cause on change of control.

(2)	Reflects 2017 earned but unpaid bonus.

(3)	Reflects health benefits as made generally available to employees for 12 months for termination without cause, and for 18 months for termination without cause on change of control.

PROPOSAL TWO
NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION
As required pursuant to Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote to approve, on an advisory or non-binding basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with SEC rules. We currently conduct this advisory vote on an annual basis and expect to conduct the next advisory vote at our Annual Meeting to be held in 2019.
As described in the “Executive Summary” and “Compensation Discussion and Analysis” sections of this Proxy Statement, our executive compensation program is designed to attract, retain, and motivate talented individuals with the executive experience and leadership skills necessary for us to manage our business and meet our long-term objectives. We seek to provide executive compensation that is competitive with companies that are similar to us. We also seek to provide near-term and long-term financial incentives that reward well-performing executives when strategic corporate objectives designed to increase long-term stockholder value are achieved. We believe that executive compensation should include base salary, cash incentives and equity awards. We also believe that our executive officers’ base salaries should be set at levels relative to comparable companies, and cash and equity incentives should generally be set at levels that give executives the opportunity to achieve above-average total compensation reflecting above-average Company performance. In particular, our executive compensation philosophy is to promote long-term value creation for our stockholders by rewarding improvement in selected financial metrics and by using equity incentives. Please see our “Compensation Discussion and Analysis” on page 23 of this Proxy Statement and related compensation tables for detailed information about our executive compensation programs, including information about the fiscal year 2017 compensation of our NEOs.

This vote is advisory and therefore not binding. However, the Compensation and Leadership Development Committee values the opinions of our stockholders and to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, we will consider those stockholders’ concerns, and the Compensation and Leadership Development Committee will evaluate whether any actions are necessary to address those concerns.
Note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, in most cases it may not be feasible to change any executive compensation program in consideration of any one year’s advisory vote on executive compensation.
Vote Required

The affirmative vote of a majority of the outstanding shares of our Common Stock entitled to vote and present in person or represented by proxy at the Annual Meeting is required for advisory approval of this proposal. A properly executed proxy marked “ABSTAIN” with respect to this matter is considered entitled to vote, and thus will have the effect of a vote against this matter.

In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the Annual Meeting and the total number of shares represented and voting on this proposal. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the approval of this proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

DIRECTOR COMPENSATION

The Board of Directors has approved a compensation structure for non-employee directors consisting of an equity award, annual cash retainer, and for certain positions, a supplemental cash retainer(s). All cash retainers are paid on a quarterly basis. In 2017, each non-employee member of our Board of Directors received 6,310 RSUs which vested in full on January 1, 2018. Each non-employee member of our Board of Directors received an annual cash retainer of $35,000 in 2017. The non-executive chairman of our Board of Directors received a supplemental retainer of $50,000 in 2017. In addition, each non-employee director serving as a chair or member of a standing committee of our Board of Directors received the following supplemental cash retainer(s):

Committee Role	Audit Committee ($)	Compensation and Leadership Development Committee ($)	Nominating and Corporate Governance Committee ($)
Member	$15,000	$15,000	$7,500
Chair	$30,000	$20,000	$10,000

We also reimburse our directors for reasonable out-of-pocket expenses incurred in connection with (i) their attendance at our Board of Directors, committee meetings, and other Company meetings, and (ii) director continuing education programs, including participation in the National Association of Corporate Directors (NACD), of which the Company is a member.

2017 Director Compensation Table

The following table sets forth the compensation paid to our non-employee directors for service on our Board during 2017. Compensation for Andres D. Reiner our President and Chief Executive Officer is set forth in the "Summary Compensation" table on page 40 of this Proxy Statement. Mr. Reiner does not receive any compensation for his services as a director.

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Units ($) (1)	Total ($)
Ellen Keszler	$57,500	$136,044	$193,544
Greg B. Petersen	$70,000	$136,044	$206,044
Leslie Rechan	$57,500	$136,044	$193,544
William Russell	$110,000	$136,044	$246,044
Timothy V. Williams	$72,500	$136,044	$208,544
Mariette M. Woestemeyer	$35,000	$136,044	$171,044
Ronald F. Woestemeyer	$35,000	$136,044	$171,044

(1)
These amounts represent the aggregate grant date fair value of equity awards granted for such director's services in 2017 as calculated in accordance with GAAP. For additional information about the valuation assumptions with respect to equity awards, refer to Note 10 of our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC. The January 3, 2017 grant of RSUs awarded to all non-employee directors vested in full on January 1, 2018 and had a grant date fair value of $21.56.

The following table presents the aggregate number of outstanding RSUs and stock option awards held by our non-employee directors as of December 31, 2017:

Name	Restricted Stock Units (#) (1)	Stock Option Awards (#) (2)
Penny Herscher[3]	—	—
Ellen Keszler	6,310	30,000
Greg B. Petersen	6,310	—
Leslie Rechan	6,310	—
William Russell	6,310	—
Timothy V. Williams	6,310	—
Mariette M. Woestemeyer	6,310	—
Ronald F. Woestemeyer	6,310	—

(1)
Represents RSUs granted on January 3, 2017, which fully vested on January 1, 2018, under the 2017 director compensation policy, for all non-employee directors. Each RSU represents the contingent right to receive one share of Common Stock.

(2)	Represents options to purchase 30,000 shares of our Common Stock granted on August 21, 2008 which previously vested and are immediately exercisable.

(3)	Ms. Herscher joined our Board of Directors in January 2018.

SECURITY OWNERSHIP

The following tables set forth information regarding beneficial ownership of our Common Stock for each person known to own beneficially more than 5% of our outstanding Common Stock; each director and director nominee; and each of our NEOs named in the Summary Compensation table, both individually and as a group. Applicable percentage of ownership is based on 32,588,924 shares of our Common Stock outstanding as of the Record Date, unless otherwise noted below, together with applicable options for each stockholder. Beneficial ownership includes shares of Common Stock that the stockholder has a right to acquire within 60 days of the Record Date through the exercise of any option or other right. Unless otherwise indicated, the principal address of each of the stockholders below is c/o PROS Holdings, Inc., 3100 Main Street, Suite 900, Houston, Texas 77002.

Principal Shareholders	Shares Beneficially Owned	Percentage
Brown Capital Management, LLC (1)	4,880,236	14.9%
Ronald F. and Mariette M. Woestemeyer (2)	3,870,801	11.8%
Riverbridge Partners, LLC (3)	2,505,848	7.6%
Conestoga Capital Advisors, LLC (4)	1,927,134	5.9%
Daruma Capital Management LLC (5)	1,882,401	5.7%
BlackRock, Inc. (6)	1,714,104	5.2%

(1)
Information regarding Brown Capital Management, LLC (Brown Capital) is based solely upon a Schedule 13G/A filed by Brown Capital with the SEC on February 14, 2018, which indicates that Brown Capital beneficially owned 4,880,836 shares of our Common Stock as of December 31, 2017, with sole voting power with respect to 2,621,288 shares of our Common Stock and sole dispositive power with respect to 4,880,236 shares of our Common Stock. The address of Brown Capital is 1201 N. Calvert Street, Baltimore, MD 21202.

(2)	Includes 3,870,801 shares held by various trusts for the benefit of certain family members.

(3)
Information regarding Riverbridge Partners LLC (Riverbridge) is based solely upon a Schedule 13G/A filed by Riverbridge with the SEC on January 29, 2018, which indicates that Riverbridge beneficially owned 2,505,848 shares of our Common Stock as of December 31, 2017, with sole voting power with respect to 1,692,663 shares of our Common Stock and sole dispositive power with respect to 2,505,848 shares of our Common Stock. The address of Riverbridge is 80 South Eighth St., Suite 1200, Minneapolis, MN 55402.

(4)
Information regarding Conestoga Capital Advisors, LLC (Conestoga) is based solely upon a Schedule 13G filed by Conestoga with the SEC on January 17, 2018, which indicates that Conestoga beneficially owned 1,927,134 shares of our Common Stock as of December 31, 2017, with sole voting power with respect to 1,726,786 shares of our Common Stock and sole dispositive power with respect to 1,927,134 shares of our Common Stock. The address of Conestoga is 550 E. Swedesford Road, Suite 120, Wayne, PA 19087.

(5)
Information regarding Daruma Capital Management, LLC (Daruma) is based solely upon a Schedule 13G filed by Daruma on February 14, 2018, which indicates that Daruma beneficially owned 1,882,401 shares of our Common Stock as of December 31, 2017, with shared voting power with respect to 808,762 shares of our Common Stock and shared dispositive power with respect to 1,882,401 shares of our Common Stock. The address of Daruma is 626 King Avenue, Bronx, NY 10464.

(6)
Information regarding BlackRock, Inc. (BlackRock) is based solely upon a Schedule 13G filed by BlackRock with the SEC on February 1, 2018, which indicates that BlackRock beneficially owned 1,714,104 shares of our Common Stock as of December 31, 2017, with sole voting power with respect to 1,668,654 shares of our Common Stock and sole dispositive power with respect to 1,714,104 shares of our Common Stock. The address of BlackRock is 55 East 52nd Street, New York, NY 10055.

Name of Beneficial Owner	Shares Beneficially Owned[1]	Percentage
Named Executive Officers
Andres D. Reiner[2]	670,074	2.0%
Stefan B. Schulz	86,883	*
Thomas F. Dziersk	—	*
Non-Employee Directors and Director Nominees
Penelope Herscher	—	*
Ellen Keszler[3]	92,477	*
Greg B. Petersen	97,543	*
Leslie Rechan	30,644	*
William Russell	120,977	*
Timothy V. Williams	102,477	*
Mariette M. Woestemeyer[4]	3,870,801	11.8%
Ronald F. Woestemeyer[4]	3,870,801	11.8%
All NEOs, directors and director nominees as a group	5,071,876	15.4%
* Represents less than 1% of the outstanding shares of Common Stock

(1)	Includes shares held and stock options, RSUs, PRSUs and stock appreciation rights (SARs) exercisable within 60 days of the Record Date.

(2)	Includes 215,000 shares issuable pursuant to stock options and SARs that are immediately exercisable or exercisable within 60 days of the Record Date.

(3)	Includes 30,000 shares issuable pursuant to stock options which are immediately exercisable.

(4)	Mr. and Mrs. Woestemeyer jointly beneficially own an aggregate of 3,870,801 shares, which include shares held by various trusts for the benefit of certain family members.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires each of our directors and NEOs, among others, to file with the SEC an initial report of ownership and reports of changes in ownership of Common Stock of the Company. Such persons are required by SEC regulations to furnish us with copies of all such filings. Based on a review of the copies of such forms in our possession, and on written representations from reporting persons, we believe that during 2017, all of our NEOs and directors filed the required reports on a timely basis under Section 16(a).

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Since January 1, 2017, there has not been (nor is there currently proposed), any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, and the transactions described below:
Relationships with Management, Founders and Investors
Ownership. Ronald F. Woestemeyer and Mariette Woestemeyer, who each serve on our Board of Directors, jointly hold more than 5% of our Common Stock.
Indemnification agreements. We have entered into indemnification agreements with each of our current directors and officers. These agreements require us, among other things, to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and officers.
Employment arrangements. We have entered into employment agreements with each of our executive officers, which address, among other things, the terms of their employment, such as base salary, severance payments and payment on a change in control.
Family relationships. Mr. Rob Reiner, who serves as our Chief Technology Officer is the brother of Andres Reiner, our CEO. All compensation paid to Mr. R. Reiner has been approved by our Compensation and Leadership Development Committee, which reviews and approves all compensation for our NEOs and any family members who are employees.

Procedures for Related Party Transactions
Under our Code of Business Conduct and Ethics, our employees and officers are discouraged from entering into any transaction that may cause a conflict of interest. In addition, they must report any potential conflict of interest, including related party transactions, to their managers or our compliance officer who then reviews and summarizes the proposed transaction for our Audit Committee. Pursuant to its charter, our Audit Committee must then approve any related party transactions, including those transactions involving our directors. In approving or rejecting such proposed transactions, the Audit Committee considers the relevant facts and circumstances available and deemed relevant to the Audit Committee, including the material terms of the transactions, risks, benefits, costs, availability of other comparable services or products and, if applicable, the impact on a director’s independence. Our Audit Committee will approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee determines in the good faith exercise of its discretion.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The Audit Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available under Corporate Governance in the Investor Relations section of our website at www.PROS.com. The Audit Committee reviews and assesses the adequacy of its charter at least annually and, when appropriate, recommends changes to the Board to reflect the evolving role of the Audit Committee. The Audit Committee is composed of non-employee directors who meet the independence and financial literacy requirements of the NYSE and additional, heightened independence criteria applicable to members of the Audit Committee under SEC and NYSE rules. The Audit Committee currently consists of Timothy V. Williams (Chairman), Greg B. Petersen and Ellen Keszler. Our Board of Directors has determined that each of the members of the Audit Committee are each an “Audit Committee financial expert” as is currently defined under SEC regulations and the rules of the NYSE.
Primary Responsibilities
The Audit Committee oversees the Company’s accounting and financial reporting processes on behalf of the Board of Directors, and assists the Board in fulfilling its oversight responsibility relating to the integrity of the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, and the annual independent audit of the Company’s financial statements. The Audit Committee also oversees the independent auditors’ qualifications and independence. The Company’s management has the primary responsibility for preparing the Company’s financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting.

Oversight of Independent Auditors

The Audit Committee engaged PricewaterhouseCoopers LLP (PwC) as our independent auditors for the year ended December 31, 2017. In its meetings with our independent auditors, the Audit Committee asks them to address, and discusses their responses to, several questions that the Audit Committee believes are relevant to its oversight. The Audit Committee also discussed with the independent auditors those matters required to be discussed by the auditors with the Audit Committee under the rules adopted by the Public Company Accounting Oversight Board (PCAOB). The Audit Committee received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditors’ communication with the Audit Committee concerning independence, and has discussed with the independent auditors their independence.
2017 Audited Financial Statements

In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management. In fulfilling its oversight responsibilities in 2017, the Audit Committee reviewed and discussed with management the Company’s consolidated financial statements for the fiscal year ended December 31, 2017, including a discussion of, among other things, the quality of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosures in the Company’s financial statements.
The Audit Committee has (1) reviewed and discussed the audited financial statements with management, (2) discussed with PwC, our independent registered public accounting firm, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, (3) received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence, and (4) considered with the independent auditors whether the provision of non-audit services provided by them to the Company during 2017 was compatible with their independence. Based upon these discussions and reviews, the Audit Committee recommended to our Board of Directors, and the Board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and filed with the SEC.
THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
Timothy V. Williams, Chairman
Ellen Keszler
Greg B. Petersen

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES
The Audit Committee has adopted a policy for the pre-approval of services performed by our independent registered public accounting firm. Under this policy, each year the Audit Committee pre-approves the audit engagement terms and fees and may also pre-approve detailed types of audit-related and permitted tax services, subject to certain dollar limits, to be performed during the year. All other permitted non-audit services are required to be pre-approved by the Audit Committee on an engagement-by-engagement basis.
The following table summarizes the aggregate fees in 2017 billed for professional services rendered to us by PwC in 2017 and 2016. A description of these various fees and services follows the table:

	2017	2016
Audit fees	$2,058,773	$1,434,387
Audit-related fees	—	—
Tax fees	31,000	140,000
All other fees	1,919	1,919
Total fees	$2,091,692	$1,576,306
Fees Billed by PricewaterhouseCoopers, LLP
Audit fees. The aggregate fees billed to us by PwC in connection with the annual audit of our financial statements, reviews of our financial statements included in quarterly reports on Form 10-Q, consents related to documents filed with the SEC and comfort letters, were $2,058,773 and $1,434,387 for the years ended December 31, 2017 and 2016, respectively. The increase in audit fees in 2017 primarily related to additional procedures required in connection with the adoption of Accounting Standards Update No. 2014-09, "Revenue from Contracts with Customers (Topic 606)", as amended, effective in the first quarter of 2018, purchase price allocation and audit impact of the Vayant acquisition as well as audit and comfort letter procedures associate with our convertible debt offering.
Audit-related fees. Audit-related fees consist of fees for professional services that are reasonably related to the performance of the audit or review of the Company's financial statements. This category may include fees related to due diligence related to mergers and acquisitions, accounting and financial reporting consultations and research necessary to comply with generally accepted audit standards. There were no audit-related fees billed for the years ended December 31, 2017 and 2016.
Tax fees. The aggregate tax fees billed to us by PwC related to tax compliance, tax advice and tax planning, and were $31,000 and $140,000 for the years ended December 31, 2017 and 2016, respectively. The higher fees in 2016 primarily related to one-time tax projects for the period.
All other fees. The other fees consist of subscription fees for an accounting and auditing research tool.
Audit Committee Approval of Services
The Audit Committee is authorized by its charter to pre-approve all auditing and permitted non-audit services to be performed by our independent registered public accounting firm. The Audit Committee reviews and approves the independent registered public accounting firm’s retention to perform attest services, including the associated fees. The Audit Committee also evaluates other known potential engagements of the independent registered public accounting firm, including the scope of the proposed work and the proposed fees, and approves or rejects each service, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent registered public accounting firm’s independence from management. At subsequent meetings, the Audit Committee receives updates on services actually provided by the independent registered public accounting firm, and management may present additional services for approval. The Audit Committee has delegated to the chairman of the Audit Committee the authority to evaluate and approve engagements on behalf of the Audit Committee in the event that a need arises for pre-approval between Audit Committee meetings. If the Chairman approves any such engagements, he reports that approval to the full Audit Committee at its next meeting. During fiscal year 2017, all such services were pre-approved in accordance with the procedures described above.
Our Audit Committee has reviewed the fees described above and believes that such fees are compatible with maintaining the independence of PwC.

PROPOSAL THREE
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM APPOINTMENT
The Audit Committee has selected the independent registered public accounting firm of PwC to audit our consolidated financial statements for the fiscal year ending December 31, 2018. We have determined to submit the selection of auditors to stockholder ratification, even though it is not required by our governing documents or Delaware law. If the selection of PwC as our independent auditors is not ratified by our stockholders, our Audit Committee will reconsider, but might not change, its selection. Notwithstanding the selection and ratification, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time, if it believes doing so would be in the best interests of us and our stockholders.
PwC has audited our financial statements annually since 2002. Representatives of PwC are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
Vote Required
Approval of the ratification of the appointment of PwC as our independent registered public accounting firm requires the affirmative vote of the holders of at least a majority of the outstanding shares of our Common Stock entitled to vote and present or represented at the Annual Meeting. A properly executed proxy marked “ABSTAIN” with respect to this matter is considered entitled to vote and thus, will have the effect of a vote against this matter.
In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the Annual Meeting and the total number of shares represented and voting on this proposal. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the approval of this proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018.

STOCKHOLDERS PROPOSALS

Stockholders may present proposals for action at meetings of stockholders only if they comply with the rules established by the SEC, applicable Delaware law and our amended and restated bylaws, as contained in the Current Report on Form 8-K filed with the SEC on August 21, 2013 (Bylaws). No stockholder proposals were received for consideration at the Annual Meeting.

Stockholders interested in submitting a proposal for inclusion in our proxy materials and for consideration at the 2019 annual meeting of our stockholders (2019 Annual Meeting) may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act, as amended. To be eligible for inclusion in such proxy materials, stockholder proposals must be received by our Corporate Secretary no later than December 31, 2018.

Under our Bylaws, for any stockholder proposal or director nomination that is not submitted for inclusion in the next year’s proxy statement but instead is proposed to be presented directly at our 2019 Annual Meeting, the stockholder must provide us written notice not later than the close of business on the later of the ninetieth day prior to our 2019 Annual Meeting or the tenth day following the date on which public announcement of the date of the 2019 Annual Meeting is first made. Any such notice for director nominations must satisfy the requirements specified in Article II, Section 2.15(b) of our Bylaws. Any such notice for other stockholder proposals (other than director nomination) must satisfy the requirements specified in Article I, Section 1.10(b) of our Bylaws. In the absence of such notice meeting the above requirements, a stockholder shall not be entitled to present any business at our 2019 Annual Meeting.

Notwithstanding the above, in the event that the number of directors to be elected at an annual meeting of stockholders is increased and there is no public announcement by the Company naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the date of the Company’s previous year’s annual meeting of stockholders, a stockholder’s notice shall also be considered timely, but only with respect to nominees for the additional directorships, if it is be delivered to the Corporate Secretary at our principal executive offices not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company. In the event the Company calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder may nominate a person(s), for election to such positions as are specified in the Company’s notice of meeting, if the stockholder’s notice is delivered to the Corporate Secretary at our principal executive offices not earlier than the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by our Board of Directors to be elected at such meeting.

EXPENSES AND SOLICITATION
We will bear the expense of soliciting proxies in the enclosed form. In addition, we might reimburse banks, brokerage firms, and other custodians, nominees and fiduciaries representing beneficial owners of our Common Stock, for their expenses in forwarding soliciting materials to those beneficial owners. Proxies may also be solicited by our directors, officers or employees, personally or by telephone, telegram, facsimile or other means of communication. We do not intend to pay additional compensation for doing so.

NO INCORPORATION BY REFERENCE OF
CERTAIN PORTIONS OF THIS PROXY STATEMENT
Notwithstanding anything to the contrary set forth in any of our filings made under the Securities Act of 1933, as amended, or the Exchange Act, as amended, that might incorporate information in this Proxy Statement, neither the Audit Committee Report nor the Compensation and Leadership Development Committee Report is to be incorporated by reference into any such filings as provided by SEC regulations. In addition, this Proxy Statement includes certain website addresses intended to provide inactive, textual references only. The information on these websites shall not be deemed part of this Proxy Statement.

OTHER MATTERS
The Board of Directors knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons appointed in the enclosed proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.
The Board of Directors
PROS HOLDINGS, INC.
March 30, 2018

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 10, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by PROS Holdings, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 10, 2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01 Penelope Herscher 02 Leslie Rechan 03 William Russell

The Board of Directors recommends you vote FOR proposals 2 and 3.

		For	Against	Abstain
2	To conduct an advisory vote on executive compensation.	☐	☐	☐
3	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of PROS Holdings, Inc. for the fiscal year ending December 31, 2018.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof will be voted at the proxies' discretion. The Board of Directors recommends a vote IN FAVOR OF the directors listed above,IN FAVOR OF the advisory vote on executive compensation and IN FAVOR OF the appointment of PricewaterhouseCoopers LLP. This Proxy, when properly executed, will be voted as specified. If no specification is made, the Proxy will be voted IN FAVOR OF the directors listed above, IN FAVOR OF advisory vote on executive compensation and IN FAVOR OF the appointment of PricewaterhouseCoopers LLP.

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐
Please indicate if you wish to view meeting materials electronically via the Internet rather than receiving a hard copy. Please note that you will continue to receive a proxy card for voting purposes only.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000369177_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report are available at www.proxyvote.com

PROS HOLDINGS, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
MAY 11, 2018

The stockholder(s) hereby appoint(s) Stefan B. Schulz and Damian W. Olthoff, or each of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of PROS Holdings, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m. CDT on May 11, 2018, at 3100 Main Street, 9th Floor, Houston, TX 77002, and any adjournment or postponement thereof.

Such shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and the proxies' discretion on such other matters as may properly come before the meeting or any adjournment thereof.

The Board of Directors recommends a vote IN FAVOR OF the directors listed on the reverse side, IN FAVOR OF the advisory vote on executive compensation and IN FAVOR OF the appointment of PricewaterhouseCoopers LLP. If no specification is made, this Proxy will be voted IN FAVOR OF the election of directors listed on the reverse side of this proxy card, IN FAVOR OF the advisory vote on executive compensation and IN FAVOR OF the appointment of PricewaterhouseCoopers LLP.

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000369177_2 R1.0.1.17